The information in this prospectus supplement and the accompanying prospectus is not complete and may be changed. This prospectus supplement and the accompanying prospectus are not an offer to sell and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed pursuant to Rule 424(b)(2)
SEC File No. 333-134911

SUBJECT TO COMPLETION, DATED FEBRUARY 4, 2008.

Preliminary Prospectus Supplement

(To Prospectus Dated July 3, 2006)

                    Shares

Common Stock

The shares of our common stock offered hereby are shares that we will lend to an affiliate of Jefferies & Company, Inc. (“Jefferies”) the underwriter of this offering of our common stock.

Our common stock is listed on The NASDAQ Global Select Market under the symbol “GMXR.” On February 1, 2008, the last reported sale price of our common stock on The NASDAQ Global Select Market was $28.65 per share.

Investing in our common stock involves risks. See “Supplemental Risk Factors” beginning on page S-10 of this prospectus supplement and “ Risk Factors” beginning on page 3 of the accompanying prospectus.

	PER SHARE	TOTAL
Public Offering Price	$	$

We will not receive any of the proceeds from the sale of the shares of common stock in this offering, but pursuant to a share lending agreement, we will receive a loan fee of $0.001 for each share of our common stock that we lend. We have been advised by Jefferies that it, or its affiliates, intends to use the short position created by the sale of the borrowed shares in the fixed price offering contemplated by this prospectus supplement to facilitate transactions by which investors in our convertible notes due 2013, which are being offered in a concurrent offering, may hedge their investments in such notes. See “The Convertible Notes Offering, the Share Lending Agreement and Related Transactions” and “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus supplement or the accompanying prospectus. Any representation to the contrary is a criminal offense.

Jefferies & Company, Inc. expects to deliver the shares of common stock offered in the fixed price offering contemplated by this prospectus supplement on or about February         , 2008.

This prospectus supplement also relates to an additional                  shares of our common stock that we will lend to an affiliate of Jefferies. These additional shares are not part of the fixed price offering described above. After the completion of the fixed price offering, Jefferies will offer these additional shares from time to time for sale at market prices prevailing at the time of sale or at negotiated prices.

We believe that approximately 870,000 to 1,400,000 shares of our common stock will be sold in the fixed price offering, and approximately                  shares will be sold in the offering at market or negotiated prices. The exact number of shares of our common stock to be offered will depend on the terms of our concurrent offering of convertible senior notes and the hedging to be conducted by investors in our convertible senior notes.

Jefferies & Company

The date of this prospectus supplement is February , 2008.

S-i

About This Prospectus Supplement

As used in this prospectus supplement, references to “we,” “our,” “us,” “GMX,” and the “Company” are to GMX Resources Inc. and, except as the context otherwise requires, our consolidated subsidiaries, including Endeavor Pipeline Inc. (“Endeavor”) and Diamond Blue Drilling Co. (“Diamond Blue”).

This document is in two parts. The first part is this prospectus supplement, which describes our common stock offering. This first part also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into the accompanying prospectus. The second part, the accompanying prospectus, gives more general information about our company and securities we may offer from time to time, some of which may not apply to this offering or our common stock. If the information varies between this prospectus supplement and the accompanying prospectus, or any document incorporated by reference therein, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in, incorporated or deemed incorporated by reference into this prospectus supplement and the accompanying prospectus. Neither we nor the underwriter has authorized anyone to provide information different from that contained in, incorporated or deemed incorporated by reference into this prospectus supplement or the accompanying prospectus. You should not assume that the information contained in this prospectus supplement and the accompanying prospectus to which it relates or the documents incorporated or deemed incorporated herein or therein is accurate as of any date other than the date of this prospectus supplement, the accompanying prospectus or such documents.

This prospectus supplement and the accompanying prospectus are not an offer to sell any security other than shares of our common stock and are not soliciting an offer to buy any security other than our common stock. This prospectus supplement and the accompanying prospectus are not an offer to sell our common stock to any person, and they are not soliciting an offer from any person to buy our common stock, in any jurisdiction where the offer or sale to that person is not permitted.

Where You Can Find More Information

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, (405) 600-0711.

We have filed with the SEC a registration statement under the Securities Act of 1933, as amended, that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

Forward-Looking Statements

All statements made in this prospectus supplement and the accompanying prospectus other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “continues,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” “might” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and natural gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this prospectus supplement and the accompanying prospectus are subject to all the risks and uncertainties that are described in this document. We may also make material acquisitions or divestitures or enter into additional financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward-looking statements, and we cannot assure you that the assumptions used are necessarily the most likely. We will not necessarily update any forward-looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

There are a number of risks that may affect our future operating results and financial condition. These are described in this prospectus supplement beginning on page S-10 and the accompanying prospectus beginning on page 3.

Prospectus Supplement Summary

This summary highlights selected information contained elsewhere or incorporated by reference into this prospectus supplement and the accompanying prospectus. This summary does not contain all the information that you should consider before investing in our common stock. You should read the entire prospectus supplement and the accompanying prospectus carefully, including the risk factors and the financial statements included or incorporated by reference in this prospectus supplement and the accompanying prospectus.

Our Business

GMX Resources Inc. is a “pure play” independent oil and natural gas exploration and production company focused on the development of unconventional Cotton Valley natural gas sands in the Sabine Uplift of the Carthage, North Field of Harrison and Panola counties of East Texas (our “core area”). As of January 31, 2008, we owned 300 gross (175 net) producing wells, of which 242 gross (134 net) wells are Cotton Valley wells at depths of 8,000 to 12,000 feet and 37 gross (30 net) wells are productive in the shallower conventional Travis Peak, Hosston and Pettit formations in our core area. We have grown by drilling with a 100% success rate and low finding and development costs. At December 31, 2007, we had 437 Bcfe of proved reserves, which were 94% natural gas, 36% proved developed and 99% located in our core area. As of December 31, 2007 we have approximately 437 gross and 296 net undrilled proved undeveloped Cotton Valley locations. Based on 20-acre well spacing, we believe that we will have the potential to drill up to 992 gross (635 net) unproved Cotton Valley drilling locations after completion of the acquisition described below under “—Recent Developments—Acreage Acquisition,” depending on future prices, drilling results and costs. We have developed our core area on our 100% owned 15,395 gross (13,720 net) acres (“100% WI Areas”) and have worked jointly with Penn Virginia Oil & Gas, L.P. (“PVOG”), a wholly-owned subsidiary of Penn Virginia Corporation (NYSE: PVA), to develop 7,740 gross (3,870 net) acres in which we generally have a 50% working interest (“50% WI Area”) and 11,676 gross (3,500 net) acres in which we generally have a 30% interest (“30% WI Area”).

Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

Strategy

Our strategy is to build shareholder value by drilling and completing our low risk, proved undeveloped Cotton Valley resource locations. To date, we have experienced a 100% drilling success rate and maintain low finding and development costs, allowing us to aggressively drill our undeveloped acreage using multiple drilling rigs. The goals of our development plan are increased production and cash flow and significant growth of our proved and unproved natural gas reserves.

Control drilling with ownership of rigs. We own and operate three rigs and use one other third party-operated rig under a contract without obligation on us for long-term use, which allows us the flexibility to pursue an aggressive drilling plan while having the ability to scale back, if necessary, in a declining commodity price environment.

Expand acreage position. We will continue to expand our acreage position in our core area beyond the current 11 year drilling inventory based on current rig utilization and commodity prices, focusing on acreage we will operate. We will review and pursue acquisitions of other properties in our core area, our region or possibly in other areas that complement our goal of building shareholder value.

Use leverage and hedging prudently. We will fund our drilling activities by maintaining leverage at or near levels equal to shareholders’ equity and accessing equity-based funding only when market conditions warrant with the goal of limiting dilution to our existing shareholders. We currently have hedging instruments in place for 45% of current natural gas and crude oil production, and additional hedges exist for production in 2008-2010. We plan to continue to use hedging to mitigate commodity price risks and as required by agreements with our lenders.

Maintain production infrastructure. We have built and funded a significant amount of production infrastructure in our core area, which allows us to control marketing, processing and delivery options for the sale of our natural gas and oil. We will continue to pursue the best markets for sale of our production and will prudently expand our infrastructure to keep pace with increasing production volumes.

Company Strengths

Large, continuous acreage position in the heart of the East Texas Cotton Valley natural gas play. This play is mature and well-understood with many large operators producing natural gas from positions offset to our acreage. As a result of this maturity, drilling results are highly predictable, and we have had a 100% drilling success rate in our history.

Strong growth profile. Our inventory of 1,429 gross (931 net) proved and unproved drilling locations provides us with the ability to continue to grow production and reserves at a high rate. We have grown production and reserves at 98% and 64%, respectively, on average per year for the last two years.

Favorable economics achieved through investment in infrastructure. We have invested over $60 million in our core area for pipeline gathering systems, compression, salt water disposal and other field infrastructure and in three drilling rigs, which we use to drill vertical wells in the 100% WI Areas. Our net realized price for natural gas volumes sold was 93.4% of NYMEX for calendar year 2007. Additionally, we recently announced a natural gas processing agreement that will increase our current average sales price by $1.20 per MMBtu.

Low finding and development costs. Our three-year finding and development costs have averaged $0.65 per Mcfe. We believe this is due, in part, to the focused nature of our operations and experience in developing our core area acreage. This low finding and development cost enhances our profitability and return on investment.

Recent Developments

Drilling Activity. In 2007, we drilled wells in our core area as follows. All of the wells we have drilled have been successfully completed.

	Wells Drilled
	Gross	Net
100% WI Areas	39	39
50% WI Area	43	21
30% WI Area	38	11

Total	120	71

There are currently eight rigs drilling our acreage. Four of these rigs are drilling in our 100% WI Areas, three of which are owned by our wholly-owned subsidiary, Diamond Blue, and the remaining four rigs are under contract to PVOG and are drilling in our 50% and 30% WI Areas.

2008 Operational Guidance. Our expectations for drilling for 2008 in our core area are set forth below:

	Expected Wells to be Drilled
	Gross	Net
100% WI Areas	41-47	41-47
50% WI Area	43	22
30% WI Area	38	11

Total	122-128	72-80

The number of wells we drill in 2008 will vary, and our potential capital expenditures may vary depending on the number of wells drilled, drilling results, rig availability and other factors. We have budgeted $165 to $185 million for capital expenditures in 2008, of which $144 to $164 million will be for drilling and the balance for acreage acquisitions, gathering systems and other capital expenditures. We have no plans to acquire additional drilling rigs and would consider the sale of our existing rigs if a satisfactory price and other terms could be obtained.

Of the $144 to $164 million we have budgeted for drilling in 2008, approximately $40 million will be allocated for drilling an estimated 30 new 20-acre spaced wells in our core area. The year end 2007 results from our 23 initial 20-acre spaced pilot wells drilled in 2007 proved successful, with 24 hour initial average production rates of 1,447 Mcfe per day, which is 14% above the average rate for our 40-acre spaced wells.

We estimate our total production for the first quarter of 2008 will be approximately 2.8 Bcfe, or 30.8 MMcfe per day, a 55% increase from the first quarter of 2007.

Expiration of PVOG Agreement. On December 4, 2007 our Joint Development Agreement with PVOG expired in accordance with its terms. For all established drilling units in the 50% and 30% WI Areas, we will continue to participate in future drilling with PVOG under the terms of the existing joint operating agreements, which will continue in effect. In addition, our gas gathering and salt water disposal agreements with PVOG will continue in effect. To the extent there is any undeveloped acreage available for acquisition in the 50% and 30% WI Areas, either we or PVOG may acquire such acreage without any obligation to offer an interest in such acreage to the other. PVOG remains restricted from acquiring acreage in the 100% WI Area covered by the agreement for an additional year. Because operations and future drilling will continue on our jointly-owned acreage under existing joint operating agreements, we do not believe the expiration of our Joint Development Agreement with PVOG will have any material adverse effect on us. We expect to continue to participate in the drilling of new wells with PVOG in the 50% and 30% WI Areas.

Acreage Acquisition. We recently entered into a definitive agreement, subject to title due diligence, to acquire approximately 3,200 gross (3,000 net) acres of new leased undeveloped mineral rights in Harrison County, Texas, part of our core area. We expect to drill wells on the acquired acreage this year, using existing rig inventory. Pipeline infrastructure in the area of this acreage is sufficient for processing and selling natural gas production similar to our current field development. Successful development of this new acreage could add up to 150 new Cotton Valley well locations based on 20-acre well spacing. In addition, this acreage acquisition could increase the percentage of properties that we operate on a 100% ownership basis to 65%. We continue to focus on expansion in our core area.

Natural Gas Processing Agreement. We recently reached a definitive agreement with PVR East Texas Gas Processing LLC (“PVR”), a wholly-owned subsidiary of Penn Virginia Resource Partners, L.P., to process all of the natural gas produced from wells we have jointly developed with PVOG located in the 50% and 30% WI Areas. Previously, the natural gas produced and sold from these wells was unprocessed. We believe the additional revenues from the processed natural gas liquids we will now be able to sell will increase the current average sales price by approximately $1.20 per MMBtu, or approximately $4,500,000 in increased revenues for 2008, based on current natural gas prices. Processing of natural gas pursuant to this agreement is expected to commence no later than March 1, 2008. In addition, we will gain access to additional pipelines serving the Perryville, Louisiana market hub for our residue natural gas. We are negotiating a similar processing agreement to cover the balance of our production in our core area.

Changes in Management. We recently announced that Ken L. Kenworthy, Sr., a co-founder of GMX, will retire as our Executive Vice President, Chief Financial Officer, Secretary and Treasurer effective as of February 1, 2008. He will remain as a director and will provide transition services as a consultant as requested by us. Jim Merrill, currently our Controller, a position he has held since August 2006, will become our Chief Financial Officer (and principal financial and accounting officer), Secretary and Treasurer effective February 2, 2008, to serve at the pleasure of our board of directors. Prior to joining our company, Mr. Merrill was Controller of National American Insurance Company from 1998 to 2006. National American is a privately-held multi-state property and casualty insurer based in Chandler,

Oklahoma, which had net written premiums of $65 million in 2006. Prior to that time, Mr. Merrill was employed by Deloitte & Touche LLP. Mr. Merrill, 39, is a certified public accountant and has bachelor’s degrees in finance and accounting from the University of Oklahoma.

In addition, Richard Hart, Jr., P.E. was recently promoted to our Vice President of Operations, effective February 1, 2008. Mr. Hart, age 51, has been employed by us since March 2003 and has been directly responsible for setting up and running our subsidiary Diamond Blue, which owns and operates three drilling rigs, and the cost control and execution of our drilling, completion and production activities. Prior to 2003, Mr. Hart was Vice President of Operations for Focus Energy. He has a Bachelor of Science in petroleum engineering from the University of Oklahoma.

Concurrent Transaction

Concurrently with this offering of common stock, we are offering $100 million in aggregate principal amount ($115 million aggregate principal amount if the initial purchasers exercise their over-allotment option in full) of our         % convertible senior notes due 2013. The convertible senior notes will be offered and sold to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended, by the financial institutions that are the initial purchasers of the convertible senior notes.

If the initial purchasers do not exercise their over-allotment option, we intend to use all of the $                 million in net proceeds from the convertible senior notes offering to repay a portion of the balance owed under our revolving bank credit facility. If the initial purchasers exercise their over-allotment option in full, we intend to use $                 million in net proceeds from the convertible senior notes offering to repay the entire balance owed under our revolving bank credit facility and the remainder for general corporate purposes, including drilling and development of wells in our core area. Our business is capital-intensive, and we will need additional capital to fund drilling and development of our core area. We expect to use our revolving bank credit facility to fund a portion of our capital needs.

The Fixed Price Offering

The following is a brief summary of the fixed price offering. See “Description of Capital Stock” beginning on page S-22 of this prospectus supplement and beginning on page 18 of the accompanying prospectus for a description of our common stock.

Issuer	GMX Resources Inc., an Oklahoma corporation.

Common stock offered by us (1)	shares

Common stock to be outstanding after the offering (2)	shares

Risk Factors	You should carefully consider the information set forth in the section of this prospectus supplement and the accompanying prospectus entitled “Risk Factors” as well as the other information included in or incorporated by reference in this prospectus before deciding whether to invest in our common stock.

(1)	The shares of our common stock offered hereby are shares that we will lend to an affiliate of Jefferies & Company, Inc. pursuant to a share lending agreement, which we refer to as the “share lending agreement.” We will not receive any proceeds from this offering. Under the share lending agreement, we will receive a loan fee of $0.001 for each share of our common stock that we lend. See “The Convertible Notes Offering, the Share Lending Agreement and Related Transactions” and “Plan of Distribution.”

We believe that approximately 870,000 to 1,400,000 shares of our common stock will be sold in the fixed price offering. The exact number of shares of our common stock to be offered will depend on the terms of our concurrent offering of convertible senior notes and the hedging to be conducted by investors in our convertible senior notes.

(2)	Except as otherwise indicated herein, the information above and elsewhere in this prospectus supplement regarding outstanding shares of our common stock is based on 13,267,886 shares of common stock outstanding as of December 31, 2007, and excludes the following shares of common stock:

•	574,500 shares of common stock issuable upon the exercise of stock options outstanding as of December 31, 2007, with a weighted-average exercise price of $28.86 per share; and

•	104,749 shares of common stock reserved for future awards under our stock option plans.

Summary Consolidated Financial Data

(in thousands, except per share amounts)

The following table presents a summary of our financial information for the periods indicated. It should be read in conjunction with our consolidated financial statements and related notes and our “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” incorporated by reference in this prospectus supplement. The summary financial information as of and for the nine months ended September 30, 2006 and 2007, is unaudited and, in the opinion of management, reflects all adjustments that are necessary for a fair statement of the financial position and the results of operations of the interim periods presented. The results for the nine months ended September 30, 2007 are not necessarily indicative of the results to be expected for the full year for a number of reasons, including fluctuating oil and natural gas prices.

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
Statement of Operations Data:
Oil and gas sales	$7,689,882	$19,026,050	$31,882,072	$21,634,552	$46,692,679
Interest and other income	143,828	166,654	150,616	108,924	176,996

Total revenue	7,833,710	19,192,704	32,032,688	21,743,476	46,869,675

Lease operations	1,261,109	2,070,286	4,478,805	2,905,631	6,228,526
Production and severance taxes (1)	518,721	1,241,338	464,822	647,362	1,919,315
General and administrative	1,985,912	3,388,396	5,828,865	3,792,771	5,913,920
Depreciation, depletion and amortization	2,043,485	3,982,079	8,046,173	5,223,031	12,564,457
Interest	558,504	142,409	824,055	547,955	2,081,250

Total expenses	6,367,731	10,824,508	19,642,720	13,116,750	28,707,468

Income before income taxes	1,465,979	8,368,196	12,389,968	8,626,726	18,162,207
Income tax expense – current	24,206	—	—	—	—
Income tax expense – deferred	—	1,212,100	3,415,100	2,039,000	6,150,701

Net income	1,441,773	7,156,096	8,974,868	6,587,726	12,011,506
Preferred stock dividends	—	—	1,798,610	642,360	3,468,753

Net income applicable to common stock	$1,441,773	$7,156,096	$7,176,258	$5,945,366	$8,542,753

Net income per share — basic	$.19	$.81	$.65	$.54	$.66

Net income per share—diluted	$.19	$.79	$.64	$.53	$.65

Weighted average common shares — basic	7,396,880	8,797,529	11,120,204	11,080,554	13,009,736
Weighted average common shares — diluted	7,491,778	9,102,181	11,283,265	11,259,105	13,142,720

Statement of Cash Flows Data:
Cash provided by operating activities	$3,684,155	$16,323,103	$38,333,076	$15,066,864	$32,358,729
Cash used in investing activities	(8,877,944)	(39,549,002)	(130,572,799)	(80,962,159)	(138,633,596)
Cash provided by financing activities	5,418,813	24,755,850	94,806,975	65,846,799	103,541,650

Balance Sheet Data:
Oil and gas properties, net	$35,956,760	$58,927,397	$157,300,361	$118,681,364	$273,554,610
Total assets	40,991,463	81,103,271	210,322,523	158,779,753	339,813,587
Long-term debt, including current portion	3,762,294	1,756,002	41,820,283	11,866,416	83,758,859
Shareholders’ equity	32,406,856	61,225,096	131,480,942	130,015,626	205,880,136

(1)	Production and severance taxes reflect severance tax refunds of $1,408,433, $812,000 and $369,000 in 2006, and the nine months ended September 30, 2006 and 2007, respectively.

Summary Operating and Reserve Data

The following table presents summary operating and oil and gas reserve data for the periods indicated:

	Year Ended December 31,			Nine Months Ended September 30,
	2004	2005	2006	2006	2007
Production:
Oil (MBbls)	30	48	69	47	89
Natural gas (MMcf)	1,049	1,930	3,915	2,648	5,509
Gas equivalent (MMcfe)	1,231	2,220	4,327	2,933	6,040

Average Sales Price:
Oil (per Bbl)
Wellhead price	$40.83	$53.35	$63.22	$65.32	$63.17
Effect of Hedges	—	—	—	—	—

Total	$40.83	$53.35	$63.22	$65.32	$63.17

Natural gas (per Mcf)
Wellhead price	$6.15	$8.52	$6.79	$6.88	$7.01
Effect of hedges	—	—	.24	.12	.45

Total	$6.15	$8.52	$7.03	$7.00	$7.46

Average sales price (per Mcfe)	$6.25	$8.57	$7.37	$7.38	$7.73

Operating and Overhead Costs (per Mcfe):
Lease operating expenses	$1.03	$.93	$1.04	$.99	$1.03
Production and severance taxes	.42	.56	.11	.22	.32
General and administrative	1.61	1.53	1.35	1.29	.98

Total	$3.06	$3.02	$2.50	$2.50	$2.33

Cash Operating Margin (per Mcfe)	$3.19	$5.55	$4.87	$4.88	$5.40

Other (per Mcfe):
Depreciation, depletion and amortization—oil and gas production	$1.28	$1.58	$1.59	$1.49	$1.84

	As of December 31,
	2004	2005	2006	2007
Estimated Net Proved Reserves:
Natural gas (Bcf)	56.9	150.2	241.9	408.8
Oil (MMbls)	1.2	2.0	2.7	4.7
Total (Bcfe)	64.3	162.0	258.4	437.1
Estimated Future Net Revenues (in millions) (1)(2)	$214.3	$1,648.9	$1,557.3	$2,213.8
Present Value (in millions) (1)(2)	$83.2	$409.6	$262.1	$714.4
Standardized measure of discounted future net cash flows (in millions) (3)	$64.2	$302.4	$196.0

(1)	See “Certain Technical Terms.”

(2)	The prices used in calculating Estimated Future Net Revenues and Present Value are determined using prices as of the date of the applicable reserve estimate. Estimated Future Net Revenues and the Present Value give no effect to federal or state income taxes attributable to estimated future net revenues.

(3)	The standardized measure of discounted future net cash flows gives effect to federal and state income taxes attributable to estimated future net revenues.

Supplemental Risk Factors

An investment in our common stock involves a number of risks. You should carefully consider each of the risks described below, together with all of the other information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus before deciding to invest in our common stock. If any of the following risks develops into actual events, our business, financial condition or results of operations could be negatively affected, the market price of our common stock could decline and you may lose all or part of your investment.

Risks Related to GMX

Our principal shareholders own a significant amount of common stock, giving them significant influence over corporate transactions and other matters.

As of December 31, 2007, Ken L. Kenworthy, Jr. (and his wife) and Ken L. Kenworthy, Sr. beneficially own approximately 11.4% and 6.6%, respectively, of our outstanding common stock. These shareholders, acting together, have a significant influence on the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership may make it more difficult for any other holder or group of holders of common stock to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in the management or voting control of GMX.

The loss of our President or other key personnel could adversely affect us.

We depend to a large extent on the efforts and continued employment of Ken L. Kenworthy, Jr., our President. The loss of his services could adversely affect our business. In addition, if Mr. Kenworthy resigns or we terminate him as our president, we would be in default under our revolving bank credit facility, and we would also be required to offer to repurchase all of our secured notes and outstanding Series B Preferred Stock. If Mr. Kenworthy dies or becomes disabled, we would be required to offer to repurchase all of our outstanding Series B Preferred Stock, and unless we appoint a successor acceptable to our secured creditors within four months of Mr. Kenworthy’s death or disability, we would also be in default under our revolving bank credit facility and required to offer to repurchase all of our secured notes.

Our wells produce oil and natural gas at a relatively slow rate.

We expect that our existing wells and other wells that we plan to drill on our existing properties will produce the oil and natural gas constituting the reserves associated with those wells over a period of between 15 and 70 years. By contrast, natural gas wells located in other areas of the United States, such as offshore Gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the relatively slow rates of production of our wells, our reserves will be affected by long term changes in either oil or natural gas prices or both, and we will be limited in our ability to anticipate any price declines by increasing rates of production. We may hedge our reserve position by selling oil and natural gas forward for limited periods of time, but we do not anticipate that, in declining markets, the price of any such forward sales will be attractive.

Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.

Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. Our ability to make the necessary capital investment to maintain or expand our oil and natural gas reserves is limited by our relatively small size. Further, our East Texas joint development partner, PVOG, may propose drilling that would require more capital than we have available from cash flow from operations or our revolving bank credit facility. In such case, we would be required to seek additional sources of financing or limit our participation in the additional drilling. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or natural gas reserves will be encountered.

We have not paid dividends on our common stock and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends on our common stock in the foreseeable future. Payment of any future dividends on our common stock will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and other factors. The declaration and payment of any future dividends on our common stock is currently prohibited by our revolving bank credit facility and secured note agreement and may be similarly restricted in the future.

Hedging our production may result in losses or limit potential gains.

We enter into hedging arrangements to limit our risk to decreases in commodity prices or if required by our revolving bank credit facility. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	production is less than expected;

•	the counter-party to the hedging contract defaults on its contact obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors, who may or may not engage in hedging arrangements.

Our revolving bank credit facility and secured note agreement contain certain covenants that may inhibit our ability to make certain investments, incur additional indebtedness and engage in certain other transactions, which could adversely affect our ability to meet our future goals. If our revolving bank credit facility or our secured note agreement were to be accelerated, we may not have sufficient liquidity to repay our indebtedness in full.

Our revolving bank credit facility and secured note agreement each include certain covenants that, among other things, restrict:

•	our investments, loans and advances and the paying of dividends on common stock and other restricted payments;

•	our incurrence of additional indebtedness;

•	the granting of liens, other than liens created pursuant to the revolving bank credit facility and certain permitted liens;

•	mergers, consolidations and sales of all or a substantial part of our business or properties; and

•	the hedging, forward sale or swap of our production of crude oil or natural gas or other commodities.

Our revolving bank credit facility and secured note agreement require us to maintain certain financial ratios, such as leverage ratios. All of these restrictive covenants may restrict our ability to expand or pursue our business strategies. Our ability to comply with these and other provisions of our revolving bank credit facility and secured note agreement may be impacted by changes in economic or business conditions, results of operations or events beyond our control. The breach of any of these covenants could result in a default under our revolving bank credit facility and secured note agreement, in which case, depending on the actions taken by the lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under our revolving bank credit facility and secured note agreement, together with accrued interest, to be due and payable. If we were unable to repay such borrowings or interest, our bank lenders and secured note holders could proceed against their collateral. If the indebtedness under our revolving bank credit facility or our secured note agreement were to be accelerated, our convertible senior notes due 2013 would also be accelerated, and we may not have sufficient liquidity to repay our indebtedness in full.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.

We have evaluated our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We have performed the system and process evaluation and testing required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. As of December 31, 2006, we were required to comply with Section 404. Upon completion of this process, we did not identify control deficiencies under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we are required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonable likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. Failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

We may be required to restate our year end 2006 estimate of proved reserves and out financial statements for the year ended December 31, 2006 and for the quarterly periods in 2007 if we are unable to resolve a pending SEC staff comment relating to our year end 2006 estimates of proved reserves.

In connection with a routine review of our Annual Report on Form 10-K for the year ended December 31, 2006 (the “2006 10-K”), the staff of the SEC (the “Staff”) issued comments regarding the quantity of proved reserves we reported at December 31, 2006, primarily the quantities of proved undeveloped reserves. To a lesser extent, the Staff’s comments relate to the quantities of proved developed non-producing reserves associated with two wells that had been drilled but not fully completed at year end (but which were subsequently successfully completed). We have responded to the Staff comments stating our position that we believe our reserves estimates were correct in all material respects and are awaiting further communication from the Staff. If the Staff continues to disagree with our position, and we are unable to subsequently satisfactorily resolve the Staff’s concerns, we may be required to amend the 2006 10-K to lower the amount of reserves reported, which would in turn possibly require a restatement of our financial statements for the year then ended, as well as quarterly financial statements for the first three quarters of 2007, to reflect depletion at a higher rate than has been previously reported, which would in turn reduce our previously reported net income and net income per share. Any reduction in reserves would also reduce the previously reported present value of the reserves and the standardized measure of discounted future cash flows. Any such restatement would not affect previously reported cash flow from operating activities. We do not anticipate that any change in reported reserve quantities would require any writedown of the value of oil and natural gas properties on our 2006 year end balance sheet. The exact quantity of any reserve quantity adjustment that may be ultimately required, if any, is not yet certain, but it could be a reduction in total reserves as of year end 2006 of approximately 37.8 Bcfe, from the 258.4 Bcfe previously reported to 220.6 Bcfe (a decrease of 14.6%), of which 29.9 Bcfe would be a reduction in proved undeveloped reserves and 7.9 Bcfe would be a reduction in proved developed reserves. The potential after tax financial effect from this reserve reduction would be an increase of depreciation, depletion and amortization expense (and a decrease in net income) of $280,000 or $0.02 per diluted common share (a decrease of 3%) for the year ended December 31, 2006 and $1.2 million or $0.09 per diluted common share (a decrease of 14%) for the nine months ended September 30, 2007. We do not anticipate that any of the Staff comments will affect our year end 2007 proved reserve estimate of 437 Bcfe because we believe we prepared such reserve estimate in a manner that would be consistent with the Staff comments. However, until the Staff’s position is more certain, there is a risk that our 2006 and 2007 reserve estimates may require further adjustments. Any such amendments or restatements could have an adverse effect on the market price for our common stock.

Risks Related to the Oil and Natural Gas Industry

A substantial decrease in oil and natural gas prices would have a material impact on us.

Oil and natural gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow. Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and natural gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow under our revolving bank credit facility is subject to periodic redeterminations based on the valuation by our banks of our oil and natural gas reserves, which will depend on oil and natural gas prices used by our banks at the time of determination. In addition, we may have full-cost ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and natural gas have been volatile, and they are likely to continue to be volatile. Wide fluctuations in oil and natural gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and natural gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil and natural gas producing regions, and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and natural gas price movements with any certainty. Declines in oil and natural gas prices would not only reduce revenue, but could reduce the amount of oil and natural gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and natural gas prices do not necessarily move in tandem. Because approximately 94% of our reserves at December 31, 2007 are natural gas reserves, we are more affected by movements in natural gas prices.

We may encounter difficulty in obtaining equipment and services.

Higher oil and natural gas prices and increased oil and natural gas drilling activity generally stimulate increased demand and result in increased prices and unavailability for drilling rigs, crews, associated supplies, equipment and services. While we have recently been successful in acquiring or contracting for services, we could experience difficulty obtaining drilling rigs, crews, associated supplies, equipment and services in the future. These shortages could also result in increased costs, delays in timing of anticipated development or cause interests in oil and natural gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans or at costs that will be as estimated or acceptable to us.

Estimates of proved natural gas and oil reserves and present value of proved reserves are not precise.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data included or incorporated by reference in this prospectus supplement and accompanying prospectus represent only estimates. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and natural gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and natural gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

At December 31, 2007, approximately 64% of our estimated proved reserves (by volume) were undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. These reserve estimates include the assumption that we will make significant capital expenditures of $555.7 million to develop these reserves, including $154.1 million in 2008. However, these estimated costs may not be accurate, development may not occur as scheduled and results may not be as estimated.

We may incur write-downs of the net book values of our oil and natural gas properties that would adversely affect our shareholders’ equity and earnings.

The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and natural gas properties, less related deferred income taxes, to a calculated “ceiling.” The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and natural gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and natural gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders’ equity, but does not impact our cash flows from operating activities. Future write-offs may occur which would have a material adverse effect on our net income in the period taken, but would not affect our cash flows. Even though such write-offs do not affect cash flow, they can be expected to have an adverse effect on the price of our publicly traded securities.

Operational risks in our business are numerous and could materially impact us.

Our operations involve operational risks and uncertainties associated with drilling for, and production and transportation of, oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

•	the presence of unanticipated pressure or irregularities in formations;

•	accidents;

•	title problems;

•	weather conditions;

•	compliance with governmental requirements;

•	shortages or delays in the delivery of equipment;

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties; and

•	other losses resulting in suspension of our operations.

In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability and commercial umbrella policy. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations.

Governmental regulations could adversely affect our business.

Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas, and environmental, health and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production, could limit the total number of wells drilled or the allowable production from successful wells, which could limit our revenues.

Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.

Environmental liabilities could adversely affect our business.

In the event of a release of oil, natural gas or other pollutants from our operations into the environment, we could incur liability for any and all consequences of such release, including personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in several ways, including:

•	from a well or drilling equipment at a drill site;

•	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.

In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination that we have not yet discovered relating to the acquired properties or our other properties.

To the extent we incur any environmental liabilities, it could adversely affect our results of operations or financial condition.

Competition in the oil and natural gas industry is intense, and we are smaller than many of our competitors.

We compete with major integrated oil and natural gas companies and independent oil and natural gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Risks Related to Our Common Stock

Shares eligible for future sale may depress our stock price.

As of December 31, 2007, we had 13,267,886 shares of common stock outstanding, of which 2,395,953 shares were held by affiliates and, in addition, 574,500 shares of common stock were subject to outstanding options granted under certain stock option plans (of which 93,250 shares were vested as of December 31, 2007).

All of the shares of common stock held by our affiliates are restricted or control securities eligible for resale under Rule 144 promulgated under the Securities Act. The shares of our common stock issuable upon exercise of the stock options have been registered under the Securities Act. In addition, we have agreed to register for public offering any shares of our common stock borrowed under the share lending agreement to be entered into concurrently with the pricing of the convertible senior notes due 2013. Shares that we lend under the share lending agreement may be returned to us by the share borrower and reborrowed during the term of the share lending agreement. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of our common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Global Select Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the natural gas and crude oil industry.

Future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 50,000,000 shares of common stock with such rights as determined by our board of directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital-raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

The issuance of our common stock pursuant to the share lending agreement, including sales of the shares that we will lend, and other market activity related to the share lending agreement may lower the market price of our common stock.

Pursuant to this prospectus supplement and the accompanying prospectus, we are offering                      million shares of our common stock in a fixed price offering and                      million shares of our common stock in an at-the-

market offering following the fixed price offering. The shares of our common stock to be sold in these offerings will be lent to an affiliate of Jefferies & Company, Inc. by us pursuant to a share lending agreement to be entered into concurrently with the pricing of our convertible senior notes due 2013 among us, such affiliate, as principal (the “share borrower”), and Jefferies & Company, Inc., as collateral agent on our behalf. Under the share lending agreement, we will lend to the share borrower up to a number of shares equal to the aggregate principal amount of the convertible senior notes issued by us, divided by $1,000 and multiplied by the applicable conversion rate at the time, which is initially equal to                  million shares of our common stock during a specified loan availability period. To the extent we lend shares to the share borrower after the completion of the offerings referred to above, the share borrower will sell the additional shares to the public in an offering registered under the Securities Act.

Jefferies & Company, Inc. has informed us that it, or its affiliates, intends to use the short position created by the sale of our common stock in the fixed price offering to facilitate transactions by which investors in the convertible senior notes may hedge their investment in such notes through privately negotiated derivative transactions (the “share loan hedges”). The share loan hedges are expected to unwind during the observation period applicable to the related conversion of such notes and to terminate on the last trading day of the applicable observation period for the notes to which such share loan hedges relate.

The increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement and sales of the borrowed shares could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by purchasers of the convertible senior notes to hedge their investment in the convertible senior notes around the time of the offering of the convertible senior notes. During any observation period related to a conversion of the convertible senior notes to which a share hedge relates, the share borrower, or its affiliates, and its counterparties to such share loan hedge may engage in sales and purchases of our common stock in connection with the unwinding of such share loan hedge. In addition, during the term of the share loan hedges the counterparties thereto may engage in purchases or sales of shares of our common stock in connection with the hedging of their investment in the convertible senior notes. We cannot predict with certainty the effect, if any, that these future sales and purchases of our common stock will have on the market price of our common stock. However, sales of our common stock during such periods, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock.

Our existing preferred stock has greater rights than our common stock, and we may issue additional preferred stock in the future.

We have one series of preferred stock outstanding. Although we have no current plans, arrangements, understandings or agreements to issue any additional preferred stock, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from our shareholders. Our existing preferred stock and any future preferred stock may also rank ahead of our common stock in terms of dividends and liquidation rights. If we issue additional preferred stock, it may adversely affect the market price of our common stock. In addition, the issuance of convertible preferred stock may encourage short selling by market participants because the conversion of convertible preferred stock could depress the price of our common stock. See “Description of Capital Stock.”

Our common stock is an unsecured equity interest in our company.

As an equity interest, our common stock is not secured by any of our assets. Therefore, in the event we are liquidated, the holders of our common stock will receive a distribution only after all of our secured and unsecured creditors have been paid in full. There can be no assurance that we will have sufficient assets after paying our secured and unsecured creditors to make any distribution to the holders of our common stock.

Anti-takeover provisions in our organizational documents, the convertible senior notes, other outstanding debt and Oklahoma law could have the effect of discouraging, delaying or preventing a merger or acquisition, which could adversely affect the market price of our common stock.

Several provisions of our certificate of incorporation, bylaws and Oklahoma law may discourage, delay or prevent a merger or acquisition that shareholders may consider favorable.

These provisions include:

•	a shareholder rights plan;

•	authorizing our board of directors to issue “blank check” preferred stock without shareholder approval;

•	prohibiting cumulative voting in the election of directors;

•	limiting the persons who may call special meetings of shareholders;

•	establishing advance notice requirements for election to our board of directors or proposing matters that can be acted on by shareholders at shareholder meetings; and

•	prohibiting shareholders from amending our bylaws.

In addition, a change in control is an event of default under our revolving bank credit facility, and a change in control also requires us to offer to purchase our senior secured notes, our Series B Preferred Stock and our convertible senior notes.

Furthermore, fundamental change provisions in the convertible senior notes, including a fundamental change purchase right, may in certain circumstances delay or prevent a takeover of our company and the removal of incumbent management that might otherwise be beneficial to investors.

These anti-takeover provisions could substantially impede the ability of public shareholders to benefit from a change in control and, as a result, may adversely affect the market price of our common stock and your ability to realize any potential change of control premium. See “Description of Capital Stock—Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Oklahoma Law.”

Use of Proceeds

We will not receive any of the proceeds from the sale of the shares of common stock in this offering. Pursuant to the share lending agreement, we will receive a loan fee of $0.001 for each share of our common stock that we lend to an affiliate of Jefferies & Company, Inc., which will be used for general corporate purposes. See “Plan of Distribution.”

Concurrently with this offering of common stock, we are offering $100 million aggregate principal amount of our convertible senior notes due 2013 ($115 million aggregate principal amount if an over-allotment option is exercised in full). If the initial purchasers do not exercise their over-allotment option, we intend to use all of the $         million net proceeds from the offering of the convertible senior notes to repay a portion of the balance owed under our revolving bank credit facility. If the initial purchasers exercise their over-allotment option in full, we intend to use $         million in net proceeds from the offering of the convertible senior notes to repay the entire balance owed under our revolving bank credit facility and the remainder for general corporate purposes, including drilling and development of wells in our core area. Our business is capital-intensive, and we will need additional capital to fund drilling and development of our core area. We expect to use our revolving bank credit facility to fund a portion of our capital needs. The interest rate on our revolving bank credit facility varies based on variations in the Prime or LIBOR rates and is currently 8.25% per annum on a temporary $30 million tranche, which will mature on the closing of this offering, and 6.74% per annum on the remaining $90 million, which matures in July 2011.

Capitalization

The following table sets forth our capitalization (1) as of September 30, 2007, (2) as adjusted to reflect $54 million in additional borrowings outstanding under our revolving bank credit facility as of January 25, 2008, including $16 million classified as current debt, and (3) pro forma as adjusted after giving effect to the additional borrowings, the sale of our convertible senior notes due 2013, the concurrent lending by us of shares of common stock and the application of the estimated net proceeds from the offering of our convertible senior notes due 2013 as set forth in “Use of Proceeds.”

This table should be read in conjunction with our financial statements, which are incorporated by reference in the prospectus.

	As of September 30, 2007
	Actual	As Adjusted	Pro Forma As Adjusted
Cash and cash equivalents	$2,226,532	$2,226,532		$2,226,532
Current portion of long-term debt:	165,559	16,165,559		165,559
Long-term debt:
Revolving bank credit facility	52,000,000	90,000,000
Senior secured notes	30,000,000	30,000,000		30,000,000
Joint venture project financing	1,758,859	1,758,859		1,758,859
% Convertible Senior Notes Due 2013	—	—		100,000,000

Total	$86,150,950	$140,150,950	$
Shareholders’ equity:
Preferred Stock, par value $0.001, 10,000,000 shares authorized
Series A Junior Participating Preferred Stock, 25,000 shares authorized, none issued and outstanding	—	—		—
9.25% Series B Cumulative Preferred Stock, 3,000,000 shares authorized, 2,000,000 shares outstanding (aggregate liquidation preference: $50,000,000)	2,000	2,000		2,000
Common Stock, par value $0.001 per share, 50,000,000 shares authorized, 13,267,886 issued and outstanding, 13,267,886 as adjusted, and pro forma as adjusted	13,268	13,268
Additional paid-in capital	180,039,968	180,039,968		180,039,968
Retained earnings	25,968,898	25,968,898		25,968,898
Other comprehensive income	(143,998)	(143,998)		(143,998)

Total shareholders’ equity (1)	$205,880,136	$205,880,136	$

Total capitalization	$292,031,086	$346,031,086	$

(1)

The shares that we have agreed to loan to the share borrower pursuant to the share lending agreement will be reflected as issued and outstanding in shareholders’ equity. Based upon current accounting principles, we believe that the shares will not be considered outstanding for the purpose of computing earnings per share.

Price Range of Common Stock and Dividend Policy

Common Stock

The high and low sales prices for our common stock as listed on The NASDAQ Global Select Market during the periods described below were as follows:

	High	Low
Year Ended December 31, 2006
First Quarter	$50.50	$28.65
Second Quarter	47.00	25.17
Third Quarter	35.12	25.40
Fourth Quarter	48.88	30.60
Year Ended December 31, 2007
First Quarter	$38.38	$28.35
Second Quarter	40.70	30.55
Third Quarter	36.78	30.00
Fourth Quarter	40.04	30.52
Year Ended December 31, 2008
First Quarter (through February 1)	$33.35	$23.65

As of December 31, 2007, there were 23 record owners of our common stock and an estimated 7,500 beneficial owners.

Dividend Policy

We have never declared or paid any cash dividends on our shares of common stock and do not anticipate paying any cash dividends on our shares of common stock in the foreseeable future. Currently, we intend to retain any future earnings for use in the operation and expansion of our business. Any future decision to pay cash dividends on our common stock will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements and other facts our board of directors may deem relevant. The payment of dividends is currently prohibited under the terms of our revolving bank credit facility and senior secured notes and may be similarly restricted in the future.

Description of Capital Stock

Common Stock

We are currently authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share.

As of December 31, 2007, there were 13,267,886 shares of our common stock issued and outstanding. Holders of common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the board of directors out of funds legally available therefor. Under the terms of our revolving bank credit facility and senior secured notes, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan.

We have also designated 3,000,000 of such shares as 9.25% Series B Cumulative Preferred Stock (“9.25% Preferred Stock”), of which 2,000,000 shares are issued and outstanding. The 9.25% Preferred Stock has a dividend preference of $2.3125 per share per year, for a total of $4,625,000, which must be satisfied before we may pay any dividends on any junior securities, including our common stock. The 9.25% Preferred Stock also has a liquidation preference entitling the holders thereof to receive the $25 stated value per share of 9.25% Preferred Stock, or a total of $50 million, plus all accrued and unpaid dividends prior to any funds being available for distribution in liquidation to the holders of our junior securities, including our common stock. We may redeem the 9.25% Preferred Stock at our option after September 30, 2011, and we are required to redeem the 9.25% Preferred Stock upon any change of control involving our Company other than to a qualifying public company or upon any change in our management that results in Ken L. Kenworthy, Jr. no longer serving as our Chief Executive Officer. The holders of 9.25% Preferred Stock have voting rights in certain limited circumstances.

The board of directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

Anti-Takeover Effects of Certain Provisions of Our Certificate of Incorporation, Bylaws and Oklahoma Law

Special Meetings

Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the Board, the President or a majority of the members of the board of directors. This provision may make it more difficult for shareholders to take actions opposed by the board of directors.

Shareholder Consents

Our bylaws provide that any action required to be taken or which may be taken by holders of our common stock may be effected by a written consent signed by all shareholders. The provisions of the certificate of incorporation and bylaws requiring shareholder action by unanimous written consent could prevent holders of a majority of our common stock from using the written consent procedure to take shareholder action.

Advance Notice Requirements for Shareholder Proposals and Director Nominations

Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or deter a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting

The Oklahoma General Corporation Act (“OGCA”) provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares

Our amended and restated certificate of incorporation provides that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws

Our certificate of incorporation permits our board of directors to adopt, amend and repeal our bylaws. Our bylaws do not permit shareholders to amend the bylaws.

Oklahoma Business Combination Statute

Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

•

prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

•

on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

A “business combination” includes:

•	any merger or consolidation involving us and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

Because we have opted out of this Oklahoma anti-takeover law, any interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

Oklahoma Control Share Statute

Under the terms of our certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares, to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority of all voting power.

A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

Because we have opted out of the Oklahoma control share statute, any shareholder holding control shares will have the right to vote his or its shares in full in the election of directors.

Rights Plan

In May 2005 our shareholders approved the principal terms of a rights plan (the “Rights Plan”), we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The Rights trade with, and are inseparable from, our common stock. The Rights are evidenced only by the certificates that represent shares of common stock. New Rights accompany any new shares of common stock issued after May 31, 2005. ComputerShare Limited is the successor rights agent to UMB Bank, n.a. under the Rights Plan. Our board of directors approved an amendment to the Rights Plan on January 31, 2008, to increase the ownership threshold that causes the Rights to be exercisable from 20% to 29%.

The Rights Plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The Rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the board of directors prior to attempting a takeover.

The Rights generally will be exercisable only if a person or group acquires 29% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 29% or more of the common stock. However, Ken L. Kenworthy, Jr., our Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 11.4% of the Company’s outstanding common stock, will not render the Rights exercisable unless they collectively own more than 30% of our common stock.

If a person or group acquires 29% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of shares of our common stock having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 29% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of shares of the acquiring company’s common stock having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 29% or more of our common stock, the Rights are redeemable for one cent per Right at the option of our board of directors. The Rights expire on June 1, 2015.

The terms of the Rights Plan may be amended, or the Rights Plan may be terminated, by our board of directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our board of directors may not terminate the Rights Plan or amend the Rights Plan in a way that adversely affects holders of the Rights.

The Convertible Notes Offering, the Share Lending Agreement and Related Transactions

Concurrently with this offering of common stock, we are offering $100 million aggregate principal amount of our convertible senior notes due 2013 ($115 million aggregate principal amount if an over-allotment option is exercised in full). To facilitate transactions by which investors in the convertible senior notes may hedge their investments in such convertible senior notes, we will enter into the share lending agreement, concurrently with the pricing of the convertible senior notes, with the share borrower, as principal, and Jefferies & Company, Inc., as collateral agent on our behalf, under which we will lend to the share borrower at any time up to a number of shares of our common stock equal to the aggregate principal amount of the convertible senior notes issued by us, divided by $1,000 and multiplied by the applicable conversion rate for such convertible senior notes at the time, which initially is equal to                      million shares of our common stock (the “maximum number of shares”) during a specified “loan availability period.” The share borrower’s obligations under the share lending agreement will be unconditionally guaranteed by Jefferies Group, Inc. The loan availability period will begin on the date we enter into the share lending agreement and end on the date as of which any of the following occurs:

•

we notify the share borrower in writing of our intention to terminate the share lending agreement at any time after the entire principal amount of the convertible senior notes ceases to be outstanding as the result of conversion, repurchase, at maturity or otherwise;

•	we and the share borrower agree to terminate the share lending agreement;

•	the offering of the convertible senior notes fails to close;

•

we, at our option, terminate all of the outstanding loans upon a default by the share borrower under the share lending agreement or by the guarantor under the guarantee, including a breach by the share borrower of its obligations or a breach in any material respect of any of its representations or covenants under the share lending agreement or a breach by the guarantor under the guarantee, or the bankruptcy of the share borrower or guarantor; or

•	the share borrower, at its option, terminates all of the outstanding loans upon our bankruptcy.

Shares of our common stock borrowed by the share borrower under the share lending agreement must be returned to us within five trading days of the termination of the loan availability period, subject to extension under certain circumstances. Additionally, the share borrower may return, at any time, all or any portion of the shares of our common stock it has borrowed, and the share borrower may borrow and re-borrow from us, from time to time during the loan availability period, up to the maximum number of shares. In addition, we have agreed to register for public offering any shares of our common stock borrowed under the share lending agreement.

Any shares of our common stock that we lend to the share borrower will be issued and outstanding for corporate law purposes and, accordingly, the holders of such shares of our common stock, including investors that purchase the shares in this common stock offering and any subsequent transferees, will have all of the rights of a holder of outstanding shares of our common stock, including the right to vote the shares on all matters submitted to a vote of our shareholders and the right to receive any dividends or other distributions that we may pay or make on the outstanding shares of our common stock. The share borrower, however, has agreed not to vote any shares of our common stock it has borrowed under the share lending agreement to the extent it owns such borrowed shares. The share borrower will pay to us an amount equal to any cash dividends that we pay on the lent shares of our common stock, but we will not be entitled to receive other non-cash distributions, in liquidation or otherwise, that we make on such lent shares. The share borrower has also agreed that it will not transfer or dispose of any shares of our common stock it borrowed from us except pursuant to a registration statement that is effective under the Securities Act, unless the transferee is its affiliate.

Under the share lending agreement, if Jefferies Group, Inc., the guarantor, receives a rating downgrade for its long term unsecured and unsubordinated debt below a specified level by both Standard & Poor’s Ratings Services, a division of the McGraw-Hill Companies, Inc., and Moody’s Investors Service, Inc. (or any substitute rating agency for either of such rating agencies mutually agreed upon by us and the share borrower), or by either of such rating agencies in certain circumstances, the share borrower has agreed to post and maintain with Jefferies & Company, Inc., acting as collateral agent on our behalf, collateral in the form of cash, government securities, certificates of deposit, high-grade commercial paper of U.S. issuers, letters of credit or money market shares with a market value at least equal to 100% of the market value of the shares of our common stock it borrowed as security for the obligation of the share borrower to return such borrowed shares to us when required under the terms of the share lending agreement. If the share borrower fails to return such borrowed shares when due but is prohibited by law or court order from returning such borrowed shares, or in certain limited other circumstances, we may be able to utilize the posted collateral to repurchase such shares ourselves in lieu of waiting for the delivery of such shares by the share borrower. Further, the share borrower’s obligation to return such borrowed shares may be postponed in the event of market illiquidity, or if the share borrower’s market activity required to return such borrowed shares would cause the share borrower to exceed certain ownership limitations or might cause the share borrower to be in violation of applicable laws or the rules or regulations of any regulatory or self-regulatory authority or related policies or procedures adopted by the share borrower.

Because the share borrower must, on or about the fifth trading day following the termination of the loan availability period, return to us all shares it has borrowed (or identical shares), we believe that, under U.S. generally accepted accounting principles currently in effect, such shares of our common stock will not be considered outstanding for the purpose of computing and reporting our earnings per share. Notwithstanding the foregoing, the shares of our common stock we lend will nonetheless be issued and outstanding and will be eligible for trading on The NASDAQ Global Select Market.

We have been advised by Jefferies & Company, Inc. that it, or its affiliates, intends to use the short position created by the sale of our common stock in the fixed price offering to facilitate transactions by which investors in the convertible senior notes may hedge their investment in the convertible senior notes through privately negotiated derivative transactions (the “share loan hedges”). The share loan hedges are expected to unwind during the observation period applicable to the related conversion of the convertible senior notes and to terminate on the last trading day of the applicable observation period for the convertible senior notes to which such share loan hedges relate. In addition, the share borrower, or its affiliates, may engage in such transactions at any time, and from time to time, during the term of the agreement in amounts to be determined by the share borrower and such affiliates. Further, the share borrower, or its affiliates, may from time to time purchase shares of our common stock in the market and use such shares to facilitate other similar transactions or other transactions in our common stock.

The increase in the number of outstanding shares of our common stock issued pursuant to the share lending agreement and sales of the borrowed shares of our common stock could have a negative effect on the market price of our common stock. The market price of our common stock also could be negatively affected by other short sales of our common stock by purchasers of the convertible senior notes to hedge their investment in the convertible senior notes around the time of the offering of the convertible senior notes. During any observation period related to a conversion of the convertible senior notes to which a share hedge relates, the share borrower, or its affiliates, and its counterparties to such share loan hedge may engage in sales and purchases of our common stock in connection with the unwinding of such share loan hedge. In addition, during the term of the share loan hedges the counterparties thereto may engage in purchases or sales of shares of our common stock in connection with the hedging of their investment in the convertible senior notes. We cannot predict with certainty the effect, if any, that these future sales and purchases of our common stock will have on the market price of our common stock. However, sales of our common stock during such periods, or the perception that such sales could occur, may adversely affect prevailing market prices for our common stock. See “Risk Factors—Risks Related to Our Common Stock— The issuance of our common stock pursuant to the share lending agreement, including sales of the shares that we will lend, and other market activity related to the share lending agreement may lower the market price of our common stock.”

However, our board of directors has determined that the entry into the share lending agreement is in our best interests as it is a means to facilitate the offer and sale of the convertible senior notes on terms more favorable to us than we could have otherwise obtained.

Certain United States Federal Income and Estate Tax Considerations for Non-U.S. Holders

The following is a summary of the material United States federal income and estate tax consequences that apply to non-U.S. holders (as defined below) of shares of our common stock. Except where noted, this summary deals only with a share of common stock held as a capital asset (generally, property held for investment) and does not represent a detailed description of the United States federal income and estate tax consequences applicable to you if you are subject to special treatment under the United States federal income or estate tax laws, including if you are:

•	a dealer in securities;

•	a financial institution;

•	a regulated investment company;

•	a real estate investment trust;

•	a tax-exempt organization;

•	an insurance company;

•	a person holding the common stock as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	a trader in securities that has elected the mark-to-market method of accounting for your securities;

•	a person liable for alternative minimum tax;

•	a person who is an investor in a pass-through entity;

•	a U.S. holder (as defined below) whose “functional currency” is not the U.S. dollar;

•	a partnership or other entity classified as a partnership for United States federal income tax purposes; or

•	a United States expatriate, a former U.S. citizen or a long-term resident of the United States.

The summary is based upon the provisions of the Internal Revenue Code of 1986, as amended, or the Code, and regulations, rulings and judicial decisions as of the date hereof. Those authorities may be changed, perhaps retroactively, so as to result in United States federal income and estate tax consequences different from those summarized below. This summary does not address all aspects of United States federal income and estate taxes and does not deal with all tax considerations that may be relevant to holders in light of their personal circumstances (including state, local or foreign tax considerations).

For purposes of this discussion, a “U.S. holder” is a beneficial owner of common stock that is for United States federal income tax purposes:

•	an individual citizen or resident of the United States;

•

a corporation (or any other entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to United States federal income taxation regardless of its source;

•

a trust if it (1) is subject to the primary supervision of a court within the United States and one or more United States persons (as defined in the Code) have the authority to control all substantial decisions of the trust or (2) has a valid election in effect under applicable United States Treasury regulations to be treated as a United States person.

The term “non-U.S. holder” means a beneficial owner of a share of common stock (other than a partnership) that is not a U.S. holder.

If an entity classified as a partnership holds common stock, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. If you are a partnership or a partner of a partnership holding common stock, you should consult your own tax advisors.

We have not sought and will not seek any rulings from the IRS with respect to the matters discussed below. There can be no assurance that the IRS will not take a different position concerning the tax consequences of the purchase, ownership or disposition of shares of our common stock or that any such position would not be sustained.

Dividends

Any dividends paid to you with respect to the shares of common stock will be subject to withholding tax at a 30% rate (or lower applicable income tax treaty rate). If you are subject to withholding tax under such circumstances, you should consult you own tax advisor as to whether you can obtain a refund for all or a portion of the withholding tax. In order to obtain reduced rate of withholding, you will be required to provide a properly executed IRS Form W-8BEN certifying your entitlement to benefits under a treaty. However, dividends that are effectively connected with the conduct of a trade or business within the United States and, where a tax treaty applies, are attributable to a U.S. permanent establishment, are not subject to the withholding tax, but instead are subject to United States federal income tax on a net income basis at applicable graduated individual or corporate rates. You will be required to provide a properly executed IRS Form W-8ECI in order for effectively connected income to be exempt from withholding. Any such effectively connected income received by a foreign corporation may, under certain circumstances, be subject to an additional branch profits tax at a 30% rate (or lower applicable income tax treaty rate).

A non-U.S. holder of shares of common stock who wishes to claim the benefit of an applicable treaty rate is required to satisfy applicable certification and other requirements. If you are eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty, you may obtain a refund of any excess amounts withheld by timely filing an appropriate claim for refund with the IRS.

Sale, Exchange or Other Disposition of Shares of Common Stock

You will recognize gain or loss on the sale, exchange, redemption or other taxable disposition on the sale or other taxable disposition of shares of common stock. Nevertheless, subject to the discussion below concerning backup withholding, gain generally will not be subject to United States federal income tax unless:

•

that gain is effectively connected with your conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a U.S. permanent establishment);

•	you are an individual who is present in the United States for 183 days or more in the taxable year of that disposition, and certain other conditions are met; or

•

we are or have been a “U.S. real property holding corporation,” or a USRPHC, for United States federal income tax purposes (i.e., a domestic corporation whose trade or business and real property assets consist primarily of “United States real property interests”).

If you are an individual described in the first bullet point above, you will be subject to tax on the net gain derived from the sale, exchange, redemption or other taxable disposition under regular graduated U.S. federal income tax rates. If you are an individual described in the second bullet point above, you will be subject to a flat 30% tax on the gain derived from the sale, exchange, redemption or other taxable disposition, which may be offset by United States source capital losses, even though you are not considered a resident of the United States. If you are a foreign corporation that falls under the first bullet point above, you will be subject to tax on your net gain in the same manner as if you were a United States person as defined under the Code and, in addition, you may be subject to the branch profits tax equal to 30% of your effectively connected earnings and profits or at such lower rate as may be specified by an applicable income tax treaty.

With respect to third bullet point above, we believe that we currently are, and expect to be for the foreseeable future, a USRPHC. However, so long as our common stock is regularly traded on an established securities market, a non-U.S.

holder will not recognize taxable gain on a sale of our common stock under the third bullet point above unless the non-U.S. holder actually or constructively owns more than 5% of our common stock at any time during the five-year period ending on the date of disposition or, if shorter, the non-U.S. holder’s holding period for the common stock.

United States Federal Estate Tax

Shares of common stock held by you or an entity the property of which is potentially includible in your gross estate for United States federal estate tax purposes at the time of your death will be treated as U.S. situs property subject to United States federal estate tax unless an applicable estate tax treaty provides otherwise.

Information Reporting and Backup Withholding

Generally, we must report to the IRS and to you the amount of interest and dividends paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable income tax treaty.

In general, you will not be subject to backup withholding with respect to payments of dividends that we make to you provided that we do not have actual knowledge or reason to know that you are a United States person, as defined under the Code, you provide your name and address on an IRS Form W-8BEN (or other applicable form), and certify, under penalties of perjury, that you are not a United States person.

In addition, no information reporting or backup withholding will be required regarding the proceeds of the sale of shares of common stock made within the United States or conducted through certain United States-related financial intermediaries, if the payor receives the statement described above and does not have actual knowledge or reason to know that you are a United States person, as defined under the Code, or you otherwise establish an exemption.

Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your United States federal income tax liability provided the required information is furnished to the IRS.

Plan of Distribution

The shares offered by this prospectus supplement have been borrowed from us by an affiliate of Jefferies & Company, Inc.              of the shares borrowed will be sold in a fixed price offering. After the completion of the fixed price offering,             additional shares of our common stock borrowed will be offered at market prices prevailing at the time of sale or negotiated prices. We will not receive any proceeds from the sale of shares of our common stock pursuant to this prospectus supplement. Under the share lending agreement, we will receive a fee of $0.001 per share from the affiliate of Jefferies & Company, Inc. borrowing the shares. We believe that approximately 870,000 to 1,400,000 shares of our common stock will be sold in the fixed price offering, and approximately         shares will be sold in the offering at market or negotiated prices. The exact number of shares of our common stock to be offered will depend on the terms of our concurrent offering of convertible senior notes and the hedging to be conducted by investors in our convertible senior notes.

Fixed Price Offering

Under the terms of an underwriting agreement that we will enter into with Jefferies & Company Inc. and the affiliate borrowing our shares, Jefferies & Company, Inc. (or the underwriter) will sell on behalf of its affiliate              shares in a fixed price offering at the public offering price set forth on the cover page of this prospectus supplement.

In connection with the fixed price offering, Jefferies may engage in transactions that stabilize the market price of the common stock. Such transactions consist of bids or purchases to peg, fix or maintain the price of the common stock. Jefferies may also create a short position in the common stock in connection with the offering by selling more than              shares of our common stock, creating a naked short position. Jefferies must close out any naked short position by purchasing common stock in the open market. A naked short position is more likely to be created if Jefferies is concerned that there may be downward pressure on the price of the common stock in the open market after pricing that could adversely affect investors who purchase in the offering. Purchases of shares of our common stock to stabilize the price or to reduce a short position could cause the price of the common stock to be higher than it might be in the absence of such.

At-the-Market Offering

We will lend to an affiliate of Jefferies              additional shares of our common stock under the share lending agreement. Jefferies will offer and sell these shares on behalf of its affiliate using this prospectus supplement and the accompanying prospectus. These              additional shares of our common stock will not be included in the fixed price offering.

Jefferies proposes to offer these additional              shares of our common stock from time to time for sale in transactions (including block sales) on The NASDAQ Global Select Market, in the over-the-counter market, in negotiated transactions or otherwise. The shares will be sold at market prices prevailing at the time of sale or at negotiated prices. In connection with the sale of these              shares of our common stock, Jefferies may effect such transactions by selling the shares to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from Jefferies and/or from purchasers of shares of our common stock for whom the dealers may act as agents or to whom they may sell as principals. Over the same period that Jefferies sells these              shares of our common stock, Jefferies or its affiliates expect to purchase at least an equal number of shares of our common stock on the open market.

Lock-up Agreement

We and each of our directors and executive officers have agreed to certain restrictions on the ability to sell shares of our common stock and other securities that they beneficially own, including securities convertible into or exercisable or exchangeable for our common stock, for a period of 60 days following the date of this prospectus supplement. This means that, subject to certain exceptions, for a period of 60 days following the date of this prospectus supplement, we and such persons may not, directly or indirectly, offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of our common stock, without the prior written consent of Jefferies & Company, Inc. Notwithstanding the foregoing, if (x) during the last 17 days of such 60-day period, we announce that we will release earnings results or publicly announce other material news or a material event relating to us occurs or (y) prior to the expiration of the 60-day period, we announce that we will release earnings results during the 16-day period beginning on the last day of the 60-day period, then in each case the 60-day period will be extended until the expiration of the 18-day period beginning on the date of release of the earnings results or the public announcement regarding the material news or the occurrence of the material event, as applicable, unless Jefferies & Company, Inc. waives, in writing, such extension. At any time and without public notice, Jefferies & Company, Inc. may in its sole discretion release all or some of the securities from these lock-up agreements. The lock-up agreement for Ken L. Kenworthy, Sr., our recently retired Chief Financial Officer, permits him to sell up to 100,000 shares of common stock after the first 45 days of the 60-day period.

Indemnification

We have agreed to indemnify the underwriter against liabilities under the Securities Act and the Exchange Act, or to contribute to payments that the underwriter may be required to make in respect of those liabilities.

Underwriting Relationships

Jefferies & Company, Inc. is also one of the initial purchasers on a firm commitment basis for the concurrent offering of $100 million of our     % convertible senior notes due 2013 ($115 million if the initial purchasers of the convertible senior notes exercise their over-allotment option in full) in an offering exempt from registration under the Securities Act. In addition, we have been advised by Jefferies & Company, Inc. that it, or its affiliates, intends to use the short position created by the sale of the shares in the fixed price offering contemplated by this prospectus supplement to facilitate transactions by which investors in the convertible senior notes may hedge their investment in such notes through privately negotiated derivative transactions. See “The Convertible Notes Offering, the Share Lending Agreement and Related Transactions.” The convertible senior notes offering and the offering of common stock are conditioned on each other.

The underwriter and its affiliates have provided, and may in the future provide, various investment banking, and other financial services for us and our affiliates for which services they have received, and may in the future receive, customary fees. Because the share borrower, an affiliate of Jefferies & Company, Inc., is receiving all of the proceeds of this offering, this offering is being conducted in accordance with Conduct Rule 2710(h) of the Financial Industry Regulatory Authority (FINRA). Because a bona fide independent market exists for our common stock, the FINRA does not require that we use a qualified independent underwriter for this offering.

This prospectus supplement in electronic format may be made available on the websites maintained by the underwriter.

Legal Matters

The validity of the shares of our common stock offered hereby and certain other legal matters relating to this offering will be passed upon for us by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, Oklahoma. Certain legal matters related to this offering will be passed upon for the underwriter by Davis Polk & Wardwell, New York, New York.

Experts

Our consolidated financial statements as of December 31, 2006 and December 31, 2005 and for the years ended December 31, 2006, December 31, 2005 and December 31, 2004, incorporated by reference in this prospectus supplement have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm, as stated in their report appearing in our Annual Report on Form 10-K/A for the year ended December 31, 2006, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical reserve information as of December 31, 2006, prepared by Sproule Associates Inc. in association with MHA Petroleum Consultants, Inc., incorporated by reference in this prospectus supplement has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

The historical reserve information as of December 31, 2007, prepared by MHA Petroleum Consultants, Inc., referred to in this prospectus supplement has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

Certain Technical Terms

The terms whose meanings are explained in this section are used throughout this document:

Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

Bcf. Billion cubic feet.

Bcfe. Billion cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

Btu. British thermal unit, which is the heat required to raise the temperature of a one pound mass of water from 58.5 to 59.5 degrees Fahrenheit.

BBtu. Billion Btus.

Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

Development Location. A location on which a development well can be drilled.

Development Well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive in an attempt to recover proved undeveloped reserves.

Drilling Unit. An area specified by governmental regulations or orders or by voluntary agreement for the drilling of a well to a specified formation or formations which may combine several smaller tracts or subdivides a large tract, and within which there is usually some right to share in production or expense by agreement or by operation of law.

Dry Hole. A well found to be incapable of producing either oil or natural gas in sufficient quantities to justify completion as an oil or natural gas well.

Estimated Future Net Revenues. Estimated future gross revenue to be generated from the production of proved reserves, net of estimated production, future development costs, and future abandonment costs, using prices and costs in effect as of the date of the report or estimate, without giving effect to non-property related expenses such as general and administrative expenses, debt service and future income tax expense or to deprecation, depletion and amortization.

Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or natural gas in another reservoir, or to extend a known reservoir.

Finding and Development Costs. The total costs incurred for exploration and development activities, divided by total proved reserve additions. To the extent any portion of the proved reserve additions consist of proved undeveloped reserves, additional costs would have to be incurred in order for such proved undeveloped reserves to be produced. This measure may differ from the measure used by other oil and natural gas companies.

Gross Acre. An acre in which a working interest is owned.

Gross Well. A well in which a working interest is owned.

Infill Drilling. Drilling for the development and production of proved undeveloped reserves that lie within an area bounded by producing wells.

Injection Well. A well which is used to place liquids or gases into the producing zone during secondary/tertiary recovery operations to assist in maintaining reservoir pressure and enhancing recoveries from the field or productive horizons.

Lease Operating Expense. All direct costs associated with and necessary to operate a producing property.

MBbls. Thousand barrels.

MBtu. Thousand Btus.

Mcf. Thousand cubic feet.

Mcfpd. Thousand cubic feet per day.

Mcfe. Thousand cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

MMBbls. Million barrels.

MMBtu. Million Btus.

MMcf. Million cubic feet.

MMcfe. Million cubic feet of natural gas equivalent, determined using the ratio of one Bbl of oil or condensate to six Mcf of natural gas.

Natural Gas Liquids. Liquid hydrocarbons which have been extracted from natural gas (e.g., ethane, propane, butane and natural gasoline).

Net Acres or Net Wells. The sum of the fractional working interests owned in gross acres or gross wells.

NYMEX. New York Mercantile Exchange.

Operator. The individual or company responsible for the exploration, exploitation and production of an oil or natural gas well or lease, usually pursuant to the terms of a joint operating agreement among the various parties owning the working interest in the well.

Present Value. When used with respect to oil and natural gas reserves, present value means the Estimated Future Net Revenues discounted using an annual discount rate of 10%.

Productive Well. A well that is producing oil or natural gas or that is capable of production.

Proved Developed Reserves. Proved reserves are expected to be recovered through existing wells with existing equipment and operating methods. Additional oil and natural gas expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included as proved developed reserves only after testing by pilot project or after the operation of an installed program as confirmed through production response that increased recovery will be achieved.

Proved Reserves. The estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions; i.e., prices and costs as of the date the estimate is made. Reservoirs are considered proved if economic producibility is supported by either actual production or conclusive formation test. The area of a reservoir considered proved includes (a) that portion delineated by drilling and defined by gas-oil and/or oil-water contacts, if any, and (b) the immediately adjoining portions not yet drilled, but which can be reasonably judged as economically productive on the basis of available geological and engineering data. In the absence of information on fluid contacts, the lowest known structural occurrence of hydrocarbons controls the lower proved limit of the reservoir. Reserves which can be produced economically through application of improved recovery techniques (such as fluid injection) are included in the “proved” classification when successful testing by a pilot project, or the operation of an installed program in the reservoir, provides support for the engineering analysis on which the project or program was based.

Proved Undeveloped Reserves. Proved reserves that are expected to be recovered from new wells on undrilled acreage, or from existing wells where a relatively major expenditure is required for recompletion. Reserves on undrilled acreage are limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances can estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery techniques is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

Recompletion. The completion for production of an existing wellbore in another formation from that in which the well has previously been completed.

Royalty. An interest in an oil and natural gas lease that gives the owner of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale), but generally does not require the owners to pay any portion of the costs of drilling or operating wells on the leased acreage. Royalties may be either landowner’s royalties, which are reserved by the owner of a leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with the transfer to a subsequent owner.

Secondary Recovery. An artificial method or process used to restore or increase production from a reservoir after the primary production by the natural producing mechanism and reservoir pressure has experienced partial depletion. Gas injection and water flooding are examples of this technique.

Undeveloped Acreage. Lease acreage on which wells have not been drilled or completed to a point that would permit the production of commercial quantities of oil and natural gas regardless of whether such acreage contains proved reserves.

Waterflood. A secondary recovery operation in which water is injected into the producing formation in order to maintain reservoir pressure and force oil toward and into the producing wells.

Working Interest. An interest in an oil and natural gas lease that gives the owner of the interest the right to drill for and produce oil and natural gas on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

Workover. To carry out remedial operations on a productive well with the intention of restoring or increasing production.

GMX RESOURCES INC.

$200,000,000

Debt Securities

Common Stock

Preferred Stock

Depositary Shares

Warrants

Guarantees

Units

We may offer and sell, from time to time, in one or more series:

•	unsecured senior debt securities;

•	secured senior debt securities;

•	unsecured subordinated debt securities;

•	secured subordinated debt securities;

•	shares of common stock;

•	shares of preferred stock;

•	shares of preferred stock that may be represented by depositary shares;

•	warrants to purchase debt securities, common stock, preferred stock or other securities; and

•	units to purchase one or more debt securities, common stock, preferred stock, depositary shares or warrants or any combination of such securities.

The securities:

•	will have a maximum aggregate offering price of $200,000,000 (or the equivalent amount in other securities);

•	will be offered at prices and on terms to be set forth in an accompanying prospectus supplement;

•	may be offered separately or together, or in separate series;

•	may be convertible into or exchangeable for other securities;

•	may be guaranteed by certain of our subsidiaries; and

•	may be listed on a national securities association, if specified in an accompanying prospectus supplement.

We will provide the specific terms of the securities in supplements to this prospectus. This prospectus may be used to offer and sell securities only if it is accompanied by a prospectus supplement.

Our common stock is listed on the NASDAQ Stock Market under the symbol “GMXR.” Each prospectus supplement offering any securities other than our common stock will state whether those securities are listed or will be listed on any exchange or market.

We may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. For general information about the distribution of securities, see “Plan of Distribution” in this prospectus.

You Should Read This Prospectus and Any Prospectus Supplement Carefully Before You Invest, Including the Risk Factors Which Begin on Page 3 of This Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

This prospectus is dated July 3, 2006

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission utilizing a “shelf” registration process. Under this shelf process, we may sell different types of the securities described in this prospectus in one or more offerings up to a total offering amount of $200,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering and the securities offered by us in that offering. The prospectus supplement may also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information.”

You should rely only on the information contained in this prospectus and any prospectus supplement, including the information incorporated by reference. We have not authorized anyone to provide you with different information. The information contained in this prospectus is complete and accurate only as of the date on the front cover, but the information may have changed since that date.

WHERE YOU CAN FIND MORE INFORMATION

Our SEC filings are available to the public over the Internet at the SEC’s web site at www.sec.gov. You may also read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room and copy charges. Also, using our website, http://www.gmxresources.com, you can access electronic copies of documents we file with the SEC, including the registration statement of which this prospectus is a part, our annual reports on Form 10-KSB or Form 10-K, quarterly reports on Form 10-QSB or Form 10-Q, and current reports on Form 8-K and any amendments to those reports. Information on our website is not incorporated by reference in this prospectus. Access to those electronic filings is available as soon as practical after filing with the SEC. You may also request a copy of those filings, excluding exhibits, at no cost by writing, emailing or telephoning our principal executive office, which is 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, (405) 600-0711.

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. This prospectus does not contain all of the information set forth in the registration statement. You can get a copy of the registration statement, at prescribed rates, from the SEC at the address listed above.

INCORPORATION BY REFERENCE

The following documents we filed with the SEC pursuant to the Exchange Act are incorporated herein by reference:

•	our Annual Report on Form 10-KSB for the fiscal year ended December 31, 2005, filed with the SEC on March 31, 2006, as amended by Form 10-KSB/A filed with the SEC on April 7, 2006;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2006, filed with the SEC on May 15, 2006;

•	our Current Report on Form 8-K filed with the SEC on January 16, 2006;

•	our Current Report on Form 8-K filed with the SEC on May 10, 2006;

•	our Current Report on Form 8-K filed with the SEC on June 9, 2006;

•

the description of our common stock and preferred stock purchase rights contained in our Registration Statements on Forms 8-A12G, filed with the SEC on February 8, 2001 (as amended on February 13, 2001) and May 18, 2005, including any amendments or reports filed for the purpose of updating such description.

Notwithstanding the foregoing, information that we elect to furnish, but not file, or have furnished, but not filed, with the Commission in accordance with Commission rules and regulations is not incorporated into this Registration Statement and does not constitute a part hereof.

All documents filed by us pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (excluding any information that we elect to furnish, but not file, or furnish, but do not file, with the Commission in accordance with Commission rules and regulations) subsequent to the date of this filing and prior to the termination of the offering of the securities shall be deemed to be incorporated in this prospectus and to be a part hereof from the date of the filing of such document. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for all purposes to the extent that a statement contained in this prospectus, or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Upon written or oral request, we will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in the prospectus but not delivered with the prospectus at no cost to the requestor. Inquiries should be directed to: Ken L. Kenworthy, Sr., Chief Financial Officer, 9400 North Broadway, Suite 600, Oklahoma City, OK 73114, (405) 600-0711.

FORWARD-LOOKING INFORMATION

All statements made in this document and accompanying supplements other than purely historical information are “forward-looking statements” within the meaning of the federal securities laws. These statements reflect expectations and are based on historical operating trends, proved reserve positions and other currently available information. Forward-looking statements include statements regarding future plans and objectives, future exploration and development expenditures and number and location of planned wells and statements regarding the quality of our properties and potential reserve and production levels. These statements may be preceded or followed by or otherwise include the words “believes,” “expects,” “anticipates,” “intends,” “plans,” “estimates,” “projects” or similar expressions or statements that events “will,” “should,” “could,” or “may” occur. Except as otherwise specifically indicated, these statements assume that no significant changes will occur in the operating environment for oil and gas properties and that there will be no material acquisitions or divestitures except as otherwise described.

The forward-looking statements in this report are subject to risks and uncertainties including changes in general economic and business conditions and the other factors which are described in this document. We may also make material acquisitions or divestitures or enter into financing transactions. None of these events can be predicted with certainty and are not taken into consideration in the forward-looking statements.

For all of these reasons, actual results may vary materially from the forward looking statements and we cannot assure you that the assumptions used are necessarily the most likely to occur. We will not necessarily update any forward looking statements to reflect events or circumstances occurring after the date the statement is made except as may be required by federal securities laws.

ABOUT GMX

General

GMX Resources Inc. (referred to herein as “we,” “us,” “GMX” or the “Company”) is an independent natural gas and oil producer headquartered in Oklahoma City, Oklahoma. Our principal drilling and development activities were focused on our property base in the East Texas, North Carthage Field in Harrison and Panola counties.

We were incorporated as an Oklahoma corporation in 1998. Our common stock is listed on the NASDAQ Stock Market under the symbol “GMXR”. Our principal executive office is located at 9400 North Broadway, Suite 600, Oklahoma City, Oklahoma, 73114 and our telephone number is (405) 600-0711.

RISK FACTORS

Investing in our securities involves a high degree of risk. Prior to making a decision about investing in our securities, you should carefully consider the risks described below and all other information contained or incorporated by reference in this prospectus. The risks and uncertainties described below and in other filings incorporated by reference in this prospectus are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently consider immaterial may also adversely affect us. If any of the following risks actually occurs, our business, results of operations and financial condition will likely suffer. As a result, the trading price of our common stock and/or the value of any other securities we may issue may decline, and you might lose part or all of your investment.

Risks Related to GMX

Our principal shareholders own a significant amount of common stock, giving them significant influence over corporate transactions and other matters.

Ken L. Kenworthy, Jr. (and his wife) and Ken L. Kenworthy, Sr. beneficially own approximately 13.9% and 7.8% respectively, of our outstanding common stock. These shareholders, acting together, have a significant influence on the outcome of shareholder votes, including votes concerning the election of directors, the adoption or amendment of provisions in our certificate of incorporation or bylaws and the approval of mergers and other significant corporate transactions. This concentrated ownership makes it unlikely that any other holder or group of holders of common stock will be able to affect the way we are managed or the direction of our business. These factors may also delay or prevent a change in the management or voting control of GMX.

The loss of our President or other key personnel could adversely affect us.

We depend to a large extent on the efforts and continued employment of Ken L. Kenworthy, Jr., our President, and Ken L. Kenworthy, Sr., our Executive Vice President. The loss of the services of either of them could adversely affect our business. In addition, it is a default under our credit agreement if there is a significant change in management.

We are managed by the members of a single family, giving them influence and control in corporate transactions and their interests may differ from those of other shareholders.

Our executive officers consist of Ken L. Kenworthy, Jr., and his father. Because of the family relationship among members of management, certain employer/employee relationships, including performance evaluations and compensation reviews, may not be conducted on a fully arms-length basis as would be the case if the family relationships did not exist. Our Board of Directors include members unrelated to the Kenworthy family and significant compensation and other relationship issues between GMX and its management are reviewed and approved by an appropriate committee of outside directors. However, as the owners of a significant percentage of our common stock, the Kenworthys have significant influence over the current directors.

Our wells produce oil and gas at a relatively slow rate.

We expect that our existing wells and other wells that we plan to drill on our existing properties will produce the oil and gas constituting the reserves associated with those wells over a period of between 15 and 70 years at relatively low annual rates of production. By contrast, wells located in other areas of the United States, such as offshore Gulf coast wells, may produce all of their reserves in a shorter period, for example, four to seven years. Because of the relatively slow rates of production of our wells, our reserve values will be affected by long term changes in oil or gas prices or both and we will be limited in our ability to offset any price declines by increasing rates of production. We may hedge our reserve position for limited periods of time but we do not anticipate that, in declining markets, the price we could obtain in any hedging transaction will be attractive.

Our future performance depends upon our ability to obtain capital to find or acquire additional oil and natural gas reserves that are economically recoverable.

Unless we successfully replace the reserves that we produce, our reserves will decline, resulting eventually in a decrease in oil and natural gas production and lower revenues and cash flows from operations. The business of exploring for, developing or acquiring reserves is capital intensive. Our ability to make the necessary capital investment to maintain or expand our oil and natural gas reserves is limited by our relatively small size. Further, our East Texas joint development partner, Penn Virginia Oil and Gas, LP (“PVOG”), may propose drilling that would require more capital than we have available from cash flow from operations or our bank credit facility. In such case, we would be required to seek additional sources of financing or limit our participation in the additional drilling. In addition, our drilling activities are subject to numerous risks, including the risk that no commercially productive oil or gas reserves will be encountered.

Hedging our production may result in losses or limit potential gains.

Although we do not currently plan to hedge any of our production, we may enter into hedging arrangements in the future or if required by our bank credit facility. Hedging arrangements expose us to risk of financial loss in some circumstances, including the following:

•	our production is less than expected;

•	the counter-party to the hedging contract defaults on its contact obligations; or

•	there is a change in the expected differential between the underlying price in the hedging agreement and actual prices received.

In addition, these hedging arrangements may limit the benefit we would receive from increases in the prices for oil and natural gas. If we choose not to engage in hedging arrangements in the future, we may be more adversely affected by changes in oil and natural gas prices than our competitors who engage in hedging arrangements.

Our credit facility contains certain covenants that may inhibit our ability to make certain investments, incur additional indebtedness and engage in certain other transactions, which could adversely affect our ability to meet our future goals.

Our credit facility includes certain covenants that, among other things, restrict:

•	our investments, loans and advances and the paying of dividends and other restricted payments;

•	our incurrence of additional indebtedness;

•	the granting of liens, other than liens created pursuant to the credit facility and certain permitted liens;

•	mergers, consolidations and sales of all or a substantial part of our business or properties;

•	the hedging, forward sale or swap of our production of crude oil or natural gas or other commodities;

•	the sale of assets; and

•	our capital expenditures.

Our credit facility requires us to maintain certain financial ratios, such as leverage ratios. All of these restrictive covenants may restrict our ability to expand or pursue our business strategies. Our ability to comply with these and other provisions of our credit facility may be impacted by changes in economic or business conditions, results of operations or events beyond our control. The breach of any of these covenants could result in a default under our credit facility, in which case, depending on the actions taken by our lenders thereunder or their successors or assignees, such lenders could elect to declare all amounts borrowed under our credit facility, together with accrued interest, to be due and payable. If we were unable to repay such borrowings or interest, our lenders could proceed against their collateral. If the indebtedness under our credit facility were to be accelerated, our assets may not be sufficient to repay in full such indebtedness.

Failure by us to achieve and maintain effective internal control over financial reporting in accordance with the rules of the SEC could harm our business and operating results and/or result in a loss of investor confidence in our financial reports, which could have a material adverse effect on our business and stock price.

We have begun the process of evaluating our internal controls systems to allow management to report on, and our independent auditors to audit, our internal controls over financial reporting. We will be performing the system and process evaluation and testing (and any necessary remediation) required to comply with the management certification and auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002. We will be required to comply with Section 404 for the year ending December 31, 2006. However, we cannot be certain as to the timing of the completion of our evaluation, testing and remediation actions or the impact of the same on our operations. Furthermore, upon completion of this process, we may identify control deficiencies of varying degrees of severity under applicable SEC and Public Company Accounting Oversight Board rules and regulations that remain unremediated. As a public company, we will be required to report, among other things, control deficiencies that constitute a “material weakness” or changes in internal controls that, or that are reasonable likely to, materially affect internal controls over financial reporting. A “material weakness” is a significant deficiency or combination of significant deficiencies that results in more than a remote likelihood that a material misstatement of the annual or interim consolidated financial statements will not be prevented or detected. If we fail to implement the requirements of Section 404 in a timely manner, we might be subject to sanctions or investigation by regulatory authorities such as the SEC. In addition, failure to comply with Section 404 or the report by us of a material weakness may cause investors to lose confidence in our consolidated financial statements, and our stock price may be adversely affected as a result. If we fail to remedy any material weakness, our consolidated financial statements may be inaccurate, we may face restricted access to the capital markets and our stock price may be adversely affected.

Risks Related to the Oil and Gas Industry

A substantial decrease in oil and natural gas prices could have a material impact on us.

Oil and gas prices are volatile. A decline in prices could adversely affect our financial position, financial results, cash flows, access to capital and ability to grow. Our revenues, operating results, profitability and future rate of growth depend primarily upon the prices we receive for the oil and gas we sell. Prices also affect the amount of cash flow available for capital expenditures and our ability to borrow money or raise additional capital. The amount we can borrow under our credit facility is subject to periodic redeterminations based on oil and gas prices specified by our bank at the time of determination. In addition, we may have full-cost ceiling test write-downs in the future if prices fall significantly.

Historically, the markets for oil and gas have been volatile and they are likely to continue to be volatile. Wide fluctuations in oil and gas prices may result from relatively minor changes in the supply of and demand for oil and natural gas, market uncertainty and other factors that are beyond our control, including:

•	worldwide and domestic supplies of oil and gas;

•	weather conditions;

•	the level of consumer demand;

•	the price and availability of alternative fuels;

•	the availability of pipeline capacity;

•	the price and level of foreign imports;

•	domestic and foreign governmental regulations and taxes;

•	the ability of the members of the Organization of Petroleum Exporting Countries to agree to and maintain oil price and production controls;

•	political instability or armed conflict in oil-producing regions, and

•	the overall economic environment.

These factors and the volatility of the energy markets make it extremely difficult to predict future oil and gas price movements with any certainty. Declines in oil and gas prices would not only reduce our revenue, but could reduce the amount of oil and gas that we can produce economically and, as a result, could have a material adverse effect on our financial condition, results of operations and reserves. Further, oil and gas prices do not necessarily move in tandem. Because a significant portion of our reserves are natural gas reserves, we are more affected by movements in natural gas prices.

We could have difficulty in obtaining equipment and services.

Higher oil and gas prices and increased oil and gas drilling activity generally stimulate increased demand and result in increased prices and unavailability for drilling rigs, crews and associated supplies, equipment and services. While we and Penn-Virginia have recently been successful in acquiring or contracting for services, we could experience difficulty obtaining drilling rigs, crews, associated supplies, equipment and services in the future. These shortages could also result in increased costs, delays in timing of anticipated development or cause interests in oil and gas leases to lapse. We cannot be certain that we will be able to implement our drilling plans at all or at costs that will be as estimated or acceptable to us.

Estimating our reserves and future net cash flows is difficult to do with any certainty.

There are numerous uncertainties inherent in estimating quantities of proved oil and natural gas reserves and their values, including many factors beyond our control. The reserve data incorporated by reference in this prospectus represents only an estimate. Reserve engineering is a subjective process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data, the precision of the engineering and geological interpretation, and judgment. As a result, estimates of different engineers often vary. The estimates of reserves, future cash flows and present value are based on various assumptions, including those prescribed by the SEC, and are inherently imprecise. Actual future production, cash flows, taxes, development expenditures, operating expenses and quantities of recoverable oil and natural gas reserves may vary substantially from our estimates. Also, the use of a 10% discount factor for reporting purposes may not necessarily represent the most appropriate discount factor, given actual interest rates and risks to which our business or the oil and natural gas industry in general are subject.

Quantities of proved reserves are estimated based on economic conditions, including oil and natural gas prices in existence at the date of assessment. A reduction in oil and gas prices not only would reduce the value of any proved reserves, but also might reduce the amount of oil and gas that could be economically produced, thereby reducing the quantity of reserves. Our reserves and future cash flows may be subject to revisions, based upon changes in economic conditions, including oil and natural gas prices, as well as due to production results, results of future development, operating and development costs, and other factors. Downward revisions of our reserves could have an adverse affect on our financial condition and operating results.

A majority of our estimated proved reserves (by volume) are undeveloped. Recovery of undeveloped reserves requires significant capital expenditures and successful drilling operations. You should be aware that the estimated costs to recover undeveloped reserves included in our reserve estimates may not be accurate, development may not occur as scheduled and results may not be as estimated.

We may incur write-downs of the net book values of our oil and gas properties that would adversely affect our shareholders’ equity and earnings.

The full cost method of accounting, which we follow, requires that we periodically compare the net book value of our oil and gas properties, less related deferred income taxes, to a calculated “ceiling.” The ceiling is the estimated after-tax present value of the future net revenues from proved reserves using a 10% annual discount rate and using constant prices and costs. Any excess of net book value of oil and gas properties is written off as an expense and may not be reversed in subsequent periods even though higher oil and gas prices may have increased the ceiling in these future periods. A write-off constitutes a charge to earnings and reduces shareholders’ equity, but does not impact our cash flows from operating activities. Even though such write-offs do not affect cash flow, they could have a material adverse effect on the price of our publicly traded securities.

Operational risks in our business are numerous and could materially impact us.

Our operations involve operational risks and uncertainties associated with drilling for, and production and transportation of, oil and natural gas, all of which can affect our operating results. Our operations may be materially curtailed, delayed or canceled as a result of numerous factors, including:

•	the presence of unanticipated pressure or irregularities in formations;

•	accidents;

•	title problems;

•	weather conditions;

•	compliance with governmental requirements; and

•	shortages or delays in the delivery of equipment.

Also, our ability to market oil and natural gas production depends upon numerous factors, many of which are beyond our control, including:

•	capacity and availability of oil and natural gas systems and pipelines;

•	effect of federal and state production and transportation regulations; and

•	changes in supply of and demand for oil and natural gas.

We do not insure against all potential losses and could be materially impacted by uninsured losses.

Our operations are subject to the risks inherent in the oil and natural gas industry, including the risks of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental accidents, such as oil spills, gas leaks, salt water spills and leaks, ruptures or discharges of toxic gases. If any of these risks occur in our operations, we could experience substantial losses due to:

•	injury or loss of life;

•	severe damage to or destruction of property, natural resources and equipment;

•	pollution or other environmental damage;

•	clean-up responsibilities;

•	regulatory investigation and penalties; and

•	other losses resulting in suspension of our operations.

In accordance with customary industry practice, we maintain insurance against some, but not all, of the risks described above with a general liability limit of $2 million. We do not maintain insurance for damages arising out of exposure to radioactive material. Even in the case of risks against which we are insured, our policies are subject to limitations and exceptions that could cause us to be unprotected against some or all of the risk. The occurrence of an uninsured loss could have a material adverse effect on our financial condition or results of operations. Further, losses could result in future difficulty in obtaining insurance at reasonable rates.

Governmental regulations could adversely affect our business.

Our business is subject to certain federal, state and local laws and regulations on taxation, the exploration for and development, production and marketing of oil and natural gas, and environmental and safety matters. Many laws and regulations require drilling permits and govern the spacing of wells, rates of production, prevention of waste and other matters. These laws and regulations have increased the costs of our operations. In addition, these laws and regulations, and any others that are passed by the jurisdictions where we have production could limit the total number of wells drilled or the allowable production from successful wells which could limit our revenues.

Laws and regulations relating to our business frequently change, and future laws and regulations, including changes to existing laws and regulations, could adversely affect our business.

Environmental liabilities could adversely affect our business.

In the event of a release of oil, gas or other pollutants from our operations into the environment, we could incur liability for personal injuries, property damage, cleanup costs and governmental fines. We could potentially discharge these materials into the environment in any of the following ways:

•	from a well or drilling equipment at a drill site;

•	leakage from gathering systems, pipelines, transportation facilities and storage tanks;

•	damage to oil and natural gas wells resulting from accidents during normal operations; and

•	blowouts, cratering and explosions.

In addition, because we may acquire interests in properties that have been operated in the past by others, we may be liable for environmental damage, including historical contamination, caused by such former operators. Additional liabilities could also arise from continuing violations or contamination not discovered during our assessment of the acquired properties.

Competition in the oil and gas industry is intense, and we are smaller than many of our competitors.

We compete with major integrated oil and gas companies and independent oil and gas companies in all areas of operation. In particular, we compete for property acquisitions and for the equipment and labor required to operate and develop these properties. Most of our competitors have substantially greater financial and other resources than we have. In addition, larger competitors may be able to absorb the burden of any changes in federal, state and local laws and regulations more easily than we can, which would adversely affect our competitive position. These competitors may be able to pay more for exploratory prospects and may be able to define, evaluate, bid for and purchase a greater number of properties and prospects than we can. Further, our competitors may have technological advantages and may be able to implement new technologies more rapidly than we can. Our ability to explore for natural gas and oil prospects and to acquire additional properties in the future will depend on our ability to conduct operations, to evaluate and select suitable properties and to consummate transactions in this highly competitive environment.

Risks Related to our Common Stock

We have not paid dividends and do not anticipate paying any dividends on our common stock in the foreseeable future.

We anticipate that we will retain all future earnings and other cash resources for the future operation and development of our business. We do not intend to declare or pay any cash dividends on common stock in the foreseeable future. Payment of any future common stock dividends will be at the discretion of our board of directors after taking into account many factors, including our operating results, financial condition, current and anticipated cash needs and other factors. The declaration and payment of any future dividends on common stock is currently prohibited by our credit agreement and may be similarly restricted in the future.

Shares eligible for future sale may depress our stock price.

At May 31, 2006, we had 11,214,967 shares of common stock outstanding of which 2,438,713 shares were held by affiliates and, in addition, 247,500 shares of common stock were subject to outstanding options granted under certain stock option plans (of which 55,250 shares were vested at May 31, 2006).

All of the shares of common stock held by affiliates are restricted or control securities under Rule 144 promulgated under the Securities Act of 1933, as amended (the “Securities Act”). The shares of the common stock issuable upon exercise of the stock options have been registered under the Securities Act. Sales of shares of common stock under Rule 144 or another exemption under the Securities Act or pursuant to a registration statement could have a material adverse effect on the price of the common stock and could impair our ability to raise additional capital through the sale of equity securities.

The price of our common stock has been volatile and could continue to fluctuate substantially.

Our common stock is traded on The NASDAQ Stock Market. The market price of our common stock has been volatile and could fluctuate substantially based on a variety of factors, including the following:

•	fluctuations in commodity prices;

•	variations in results of operations;

•	legislative or regulatory changes;

•	general trends in the industry;

•	market conditions; and

•	analysts’ estimates and other events in the natural gas and crude oil industry.

We may issue shares of preferred stock with greater rights than shares of our common stock.

Subject to the rules NASDAQ, our certificate of incorporation authorizes our board of directors to issue one or more series of preferred stock and set the terms of the preferred stock without seeking any further approval from holders of our common stock. Any preferred stock that is issued may rank ahead of our common stock in terms of dividends, priority and liquidation premiums and may have greater voting rights than our common stock.

Provisions in our shareholder rights plan and organizational documents could delay or prevent a change in control of our company, which could adversely affect the price of our common stock.

We are an Oklahoma corporation. The existence of some provisions in our organizational documents could delay or prevent a change in control of our company, which could adversely affect the price of our common stock. The provisions in our amended and restated certificate of incorporation and by-laws that could delay or prevent an unsolicited change in control of our company include board authority to issue preferred stock and advance notice provisions for director nominations or business to be considered at a shareholder meeting. In addition, we have adopted a shareholder rights plan which is intended to deter third parties from making acquisitions of more than 20% of our stock without the approval of our Board of Directors.

Future issuance of additional shares of our common stock could cause dilution of ownership interests and adversely affect our stock price.

We may in the future issue our previously authorized and unissued securities, resulting in the dilution of the ownership interests of our shareholders. We are currently authorized to issue 50,000,000 shares of common stock with such rights as determined by our Board of Directors. The potential issuance of such additional shares of common stock may create downward pressure on the trading price of our common stock. We may also issue additional shares of our common stock or other securities that are convertible into or exercisable for common stock for capital raising or other business purposes. Future sales of substantial amounts of common stock, or the perception that sales could occur, could have a material adverse effect on the price of our common stock.

USE OF PROCEEDS

Unless we specify otherwise in the applicable prospectus supplement, the net proceeds we receive from the sale of the securities offered by this prospectus and any prospectus supplement will be used for general corporate purposes. General corporate purposes may include any of the following:

•	repaying debt;

•	providing working capital;

•	funding capital expenditures;

•	paying for acquisitions or the expansion of our business; or

•	repurchasing our capital stock.

We may temporarily invest the net proceeds we receive from any offering of securities or use the net proceeds to repay short-term debt until we can use them for their stated purposes.

RATIO OF EARNINGS TO FIXED CHARGES

The following table contains our consolidated ratio of earnings to fixed charges for the periods indicated. You should read these ratios in connection with our consolidated financial statements, including the notes to those statements, incorporated by reference in this prospectus.

	Year Ended December 31,					Three Months Ended March 31, 2006
	2001	2002	2003	2004	2005
Ratio of earnings to fixed charges	3.8	*	2.2	2.6	25.7	49.6

*	Earnings inadequate to cover fixed charges.

For purposes of determining the ratio of earnings to fixed charges, earnings are defined as income before income taxes, plus fixed charges (excluding amortization of capitalized interest), less capitalized interest. Fixed charges consist of interest incurred (whether expensed or capitalized) and amortization of deferred financing costs. Our earnings were inadequate to cover fixed charges in 2002 by $767,995.

DESCRIPTION OF DEBT SECURITIES

The following description of debt securities sets forth certain general terms and provisions of the debt securities to which this prospectus and any prospectus supplement may relate. The particular terms of any series of debt securities and the extent to which the general provisions may apply to a particular series of debt securities will be described in a prospectus supplement relating to that series. The debt securities will be issued under one or more separate indentures between us and a trustee to be named in the prospectus supplement. Senior debt securities will be issued under a senior indenture and subordinated debt securities will be issued under a subordinated indenture. Together the senior indenture and the subordinated indenture are called indentures.

Because we have included only a summary of the indenture terms, you must read the indentures in full to understand every detail of the terms of the debt securities. The summary is not complete. The forms of the indentures have been filed as exhibits to the registration statement to which this prospectus relates and you should read the indentures for provisions that may be important to you.

As used in this section of the prospectus and under the caption “Description of Capital Stock,” the terms “we,” “our” and “us” mean GMX Resources Inc. only, and not its subsidiaries.

General

Unless otherwise indicated in the applicable prospectus supplement, the debt securities will be our direct, unsecured obligations. The senior debt securities will rank equally with all of our other senior and unsubordinated debt. The subordinated debt securities will have a junior position to certain of our debt, as described in the subordinated securities themselves or under the supplemental indenture under which they are issued.

We conduct some of our operations through our subsidiaries. To the extent of such operations, holders of debt securities will have a position junior to the prior claims of creditors of our subsidiaries, including trade creditors, debtholders, secured creditors, taxing authorities and guarantee holders, and any preferred shareholders, except to the extent that we may ourself be a creditor with recognized and unsubordinated claims against any subsidiary.

If specified in the prospectus supplement, the debt securities will be general obligations of our subsidiaries that execute subsidiary guarantees. Unless otherwise specified in the prospectus supplement, such subsidiary guarantees will be unsecured obligations. See “—Subsidiary Guarantees.”

A prospectus supplement and a supplemental indenture relating to any series of debt securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

•	the title and type of the debt securities;

•	any limit upon the total principal amount of the debt securities;

•	the dates on which the principal and premium (if any) of the debt securities will be payable;

•	the interest rate or rates, or the method of determination thereof, that the debt securities will bear and the interest payment dates for the debt securities;

•	places where payments of the principal, premium, if any, and interest may be made on the debt securities;

•	any optional redemption periods;

•	any subordination and the terms thereof;

•	any sinking fund, amortization or other provisions that would obligate us to redeem, repurchase or repay some or all of the debt securities;

•

if other than US dollars, the currency or currencies, or the form of other securities or property in which principal of (and premium, if any) and/or interest on the debt securities will or may be payable;

•	any index or other method used to determine the amount of payment of principal of (and premium, if any) and/or interest on the debt securities;

•	whether any portion of the principal amount of such debt securities is payable upon declaration of the acceleration of the maturity thereof;

•	any additional means of satisfaction or discharge of the debt securities;

•	whether our subsidiaries will provide guarantees of the debt securities, and the terms of any subordination of such guarantee;

•	whether the debt securities will be secured or unsecured;

•	any deletions, modifications, or additions to the events of default or covenants pertaining to the debt securities or made for the benefit of the holders thereof;

•	whether the debt securities will be convertible or exchangeable and, if so, the provisions regarding convertibility or exchangeability of the debt securities;

•	whether the debt securities will be subject to certain optional interest rate reset provisions;

•	whether the debt securities will be issued as a global debt security and, in that case, the identity of the depository for the debt securities; and

•	any other terms of the debt securities.

Neither of the indentures limits the amount of debt securities that may be issued. Each indenture allows debt securities to be issued up to the principal amount that may be authorized by us and may be in any currency or currency unit designated by us.

Debt securities of a series may be issued in registered, bearer, coupon or global form.

The prospectus supplement for each series of debt securities will state whether the debt securities will be issued in registered form and whether the debt securities will be in denominations other than $1,000 each or multiples thereof.

Original Issue Discount

One or more series of debt securities offered by this prospectus may be sold at a substantial discount below their stated principal amount, bearing no interest or interest at a rate that at the time of issuance is below market rates. The federal income tax consequences and special considerations applicable to any series of debt securities generally will be described in the applicable prospectus supplement.

Subsidiary Guarantees

Our payment obligations under any series of the debt securities may be jointly and severally guaranteed by one or more of our subsidiaries. If a series of debt securities is so guaranteed by any of our subsidiaries, such subsidiaries will execute a supplemental indenture or notation of guarantee as further evidence of their guarantee. The applicable prospectus supplement will describe the terms of any guarantee by our subsidiaries.

The obligations of each subsidiary under its subsidiary guarantee may be limited to the maximum amount that will not result in such guarantee obligations constituting a fraudulent conveyance or fraudulent transfer under federal or state law, after giving effect to all other contingent and fixed liabilities of that subsidiary and any collections from or payments made by or on behalf of any other subsidiary guarantor in respect to its obligations under its subsidiary guarantee.

Each indenture may restrict consolidations or mergers with or into a subsidiary guarantor or provide for the release of a subsidiary from a subsidiary guarantee, as set forth in a related prospectus supplement, the applicable indenture, and any applicable related supplemental indenture.

If a series of debt securities is guaranteed by our subsidiaries and is designated as subordinate to our senior debt, then the guarantee by those subsidiaries will be subordinated to their senior debt and will be subordinated to any guarantees by those subsidiaries of our senior debt. See “—Subordination.”

Subordination

Under the subordinated indenture, payment of the principal, interest and any premium on the subordinated debt securities will generally be subordinated and junior in right of payment to the prior payment in full of any debt specified in the applicable prospectus supplement and supplemental indenture as being senior to the subordinated debt.

Consolidation, Merger or Sale

The indentures generally permit a consolidation or merger between us and another entity. They also permit the sale by us of all or substantially all of our property and assets. If this happens, the remaining or acquiring entity shall assume all of our responsibilities and liabilities under the indentures, including the payment of all amounts due on the debt securities and performance of the covenants in the indentures. However, we will consolidate or merge with or into any other entity or sell all or substantially all of our assets only according to the terms and conditions of the indentures. The remaining or acquiring entity will be substituted for us in the indentures with the same effect as if it had been an original party to the indentures. Thereafter, the successor entity may exercise our rights and powers under any indenture, in our name or in its own name. Any act or proceeding required or permitted to be done by our board of directors or any of our officers may be done by the board or officers of the successor entity. If we sell all or substantially all of our assets, upon compliance with these provisions, we shall be released from all our liabilities and obligations under any indenture and under the debt securities.

Modification of Indentures

Under each indenture our rights and obligations and the rights of the holders may be modified with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification. No modification of the principal or interest payment terms, and no modification reducing the percentage required for modifications, is effective against any holder without its consent.

Events of Default

Each of the indentures defines an event of default with respect to debt securities of any series as any of the following events:

•	failure to pay interest on any debt security for 30 days after it is due;

•	failure to pay the principal of or premium, if any, on any debt security when due;

•	failure to deposit any sinking fund payment for 30 days after it is due;

•	failure to perform any other covenant in the indenture that continues for 60 days after being given written notice;

•	certain events of bankruptcy, insolvency or reorganization; or

•	any other event of default included in any indenture or supplemental indenture.

An event of default for a particular series of debt securities does not necessarily constitute an event of default for any other series of debt securities issued under an indenture. The trustee may withhold notice to the holders of debt securities of any default (except in the payment of principal or interest) if it considers such withholding of notice to be in the best interests of the holders.

If an event of default for any series of debt securities occurs and continues, the trustee or the holders of at least 25% in aggregate principal amount of the debt securities of the series may declare the entire principal of all the debt securities of that series to be due and payable immediately. If an event of default occurs and is continuing with respect to all series of debt securities as a result of a failure to perform a covenant applicable to all securities or because of bankruptcy, insolvency or reorganization, the trustee or the holders of at least 25% in aggregate principal amount of all of the debt securities may declare the entire principal of all the debt securities to be due and payable immediately. If either of these events occurs, subject to certain conditions, the holders of a majority of the aggregate principal amount of the debt securities of that series (or of the debt securities of all series, as the case may be) can void the declaration. There is no automatic acceleration, even in the event of bankruptcy, insolvency or reorganization.

Other than its duties in case of a default, a trustee is not obligated to exercise any of its rights or powers under any indenture at the request, order or direction of any holders, unless the holders offer the trustee reasonable indemnity. If they provide this reasonable indemnification, the holders of a majority in principal amount of any series of debt securities may direct the time, method and place of conducting any proceeding or any remedy available to the trustee, or exercising any power conferred upon the trustee, for any series of debt securities.

Covenants

Under the indentures, we will:

•	pay the principal of, and interest and any premium on, the debt securities when due;

•	maintain a place of payment;

•	deliver a report to the trustee at the end of each fiscal year reviewing our obligations under the indentures; and

•	deposit sufficient funds with any paying agent on or before the due date for any principal, interest or premium.

Equal and Ratable Securitization

Neither we nor any restricted subsidiary may secure senior debt securities of any series unless the debt securities of every other series are also equally and ratably secured. The subordinated securities have no such restrictive covenant.

Payment and Transfer

Principal, interest and any premium on fully registered securities will be paid at designated places. Payment will be made by check mailed to the persons in whose names the debt securities are registered on days specified in the indentures or any prospectus supplement. Debt securities payments in other forms will be paid at a place designated by us and specified in a prospectus supplement.

Fully registered securities may be transferred or exchanged at the corporate trust office of the trustee or at any other office or agency maintained by us for such purposes without the payment of any service charge except for any tax or governmental charge.

Global Securities

Certain series of the debt securities may be issued as permanent global debt securities to be deposited with a depositary with respect to that series. Unless otherwise indicated in the prospectus supplement, the following is a summary of the depository arrangements applicable to debt securities issued in permanent global form and for which The Depositary Trust Company (“DTC”) acts as depositary.

Each global debt security will be deposited with, or on behalf of, DTC, as depositary, or its nominee and registered in the name of a nominee of DTC. Except under the limited circumstances described below, global debt securities are not exchangeable for definitive certificated debt securities.

Ownership of beneficial interests in a global debt security is limited to institutions that have accounts with DTC or its nominee (“participants”) or persons that may hold interests through participants. In addition, ownership of beneficial interests by participants in a global debt security will be evidenced only by, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for a global debt security. Ownership of beneficial interests in a global debt security by persons that hold through participants will be evidenced only by, and the transfer of that ownership interest within that participant will be effected only through, records maintained by that participant. DTC has no knowledge of the actual beneficial owners of the debt securities. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participants through which the beneficial owners entered the transaction. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of such securities in definitive form. Such laws may impair the ability to transfer beneficial interests in a global debt security.

Payment of principal of, and interest on, debt securities represented by a global debt security registered in the name of or held by DTC or its nominee will be made to DTC or its nominee, as the case may be, as the registered owner and holder of the global debt security representing those debt securities. We have been advised by DTC that upon receipt of any payment of principal of, or interest on, a global debt security, DTC will immediately credit accounts of participants on its book-entry registration and transfer system with payments in amounts proportionate to their respective beneficial interests in the principal amount of that global debt security as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global debt security held through those participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements that may be in effect from time to time.

Neither we, any trustee nor any of our respective agents will be responsible for any aspect of the records of DTC, any nominee or any participant relating to, or payments made on account of, beneficial interests in a permanent global debt security or for maintaining, supervising or reviewing any of the records of DTC, any nominee or any participant relating to such beneficial interests.

A global debt security is exchangeable for definitive debt securities registered in the name of, and a transfer of a global debt security may be registered to, any person other than DTC or its nominee, only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global debt security or at any time DTC ceases to be registered under the Securities Exchange Act of 1934;

•	we determine in our discretion that the global debt security shall be exchangeable for definitive debt securities in registered form; or

•	there shall have occurred and be continuing an event of default or an event which, with notice or the lapse of time or both, would constitute an event of default under the debt securities.

Any global debt security that is exchangeable pursuant to the preceding sentence will be exchangeable in whole for definitive debt securities in registered form, of like tenor and of an equal aggregate principal amount as the global debt security, in denominations specified in the applicable prospectus supplement (if other than $1,000 and integral multiples of $1,000). The definitive debt securities will be registered by the registrar in the name or names instructed by DTC. We expect that these instructions may be based upon directions received by DTC from its participants with respect to ownership of beneficial interests in the global debt security.

Except as provided above, owners of the beneficial interests in a global debt security will not be entitled to receive physical delivery of debt securities in definitive form and will not be considered the holders of debt securities for any purpose under the indentures. No global debt security shall be exchangeable except for another global debt security of like denomination and tenor to be registered in the name of DTC or its nominee. Accordingly, each person owning a beneficial interest in a global debt security must rely on the procedures of DTC and, if that person is not a participant, on the procedures of the participant through which that person owns its interest, to exercise any rights of a holder under the global debt security or the indentures.

We understand that, under existing industry practices, in the event that we request any action of holders, or an owner of a beneficial interest in a global debt security desires to give or take any action that a holder is entitled to give or take under the debt securities or the indentures, DTC would authorize the participants holding the relevant beneficial interests to give or take that action, and those participants would authorize beneficial owners owning through those participants to give or take that action or would otherwise act upon the instructions of beneficial owners owning through them.

DTC has advised us that DTC is a limited purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered under the Securities Exchange Act of 1934. DTC was created to hold securities of its participants and to facilitate the clearance and settlement of securities transactions among its participants in those securities through electronic book-entry changes in accounts of the participants, thereby eliminating the need for physical movement of securities certificates. DTC’s participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is owned by a number of its participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc. Access to DTC’s book-entry system is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a participant, either directly or indirectly. The rules applicable to DTC and its participants are on file with the Securities and Exchange Commission.

Defeasance

We will be discharged from our obligations on the debt securities of any series at any time if we deposit with the trustee sufficient cash or government securities to pay the principal, interest, any premium and any other sums due to the stated maturity date or a redemption date of the debt securities of the series. If this happens, the holders of the debt securities of the series will not be entitled to the benefits of the indenture except for registration of transfer and exchange of debt securities and replacement of lost, stolen or mutilated debt securities.

We must also obtain an opinion of counsel to the effect that as a result of the defeasance, holders of that series of debt securities will not recognize income, gain or loss for federal income tax purposes and will be subject to federal income tax on the same amount, in the same manner and at the same time as would have been the case if such defeasance had not occurred.

Meetings

Each indenture contains provisions describing how meetings of the holders of debt securities of a series may be convened. A meeting may be called at any time by the trustee, and also, upon request, by us or the holders of at least 20% in principal amount of the outstanding debt securities of a series. A notice of the meeting must always be given in the manner described under “Notices” below. Generally speaking, except for any consent that must be given by all holders of a series as described under “Modification of Indentures” above, any resolution presented at a meeting of the holders of a series of debt securities may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding debt securities of that series, unless the indenture allows the action to be voted upon to be taken with the approval of the holders of a different specific percentage of principal amount of outstanding debt securities of a series. In that case, the holders of outstanding debt securities of at least the specified percentage must vote in favor of the action. Any resolution passed or decision taken at any meeting of holders of debt securities of any series in accordance with the applicable indenture will be binding on all holders of debt securities of that series and any related coupons, unless, as discussed in “Modification of Indentures” above, the action is only effective against holders that have approved it. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be holders holding or representing a majority in principal amount of the outstanding debt securities of a series.

Governing Law

Each indenture and the debt securities will be governed by and construed in accordance with the laws of the State of Oklahoma.

Notices

Notices to holders of debt securities will be given by mail to the addresses of such holders as they appear in the security register.

DESCRIPTION OF CAPITAL STOCK

Common Stock

GMX is currently authorized to issue up to 50,000,000 shares of common stock, par value $0.001 per share.

As of May 31, 2006, there were 11,214,967 shares of our common stock issued and outstanding. Holders of the common stock are entitled to cast one vote for each share held of record on all matters submitted to a vote of shareholders and are not entitled to cumulate votes for the election of directors. Holders of common stock do not have preemptive rights to subscribe for additional shares of common stock issued by us.

Holders of our common stock are entitled to receive dividends as may be declared by the Board of Directors out of funds legally available therefor. Under the terms of our revolving credit facility, we may not pay dividends on shares of our common stock. In the event of liquidation, holders of the common stock are entitled to share pro rata in any distribution of our assets remaining after payment of liabilities, subject to the preferences and rights of the holders of any outstanding shares of our preferred stock. All of the outstanding shares of our common stock are fully paid and nonassessable.

Preferred Stock

Our certificate of incorporation authorizes the issuance of up to 10,000,000 shares of preferred stock, par value $0.001 per share, in one or more series. We have designated 25,000 of such shares as Series A Junior Participating Preferred Stock in connection with our Rights Plan. The Board of Directors is authorized, without any further action by shareholders, to determine the rights, preferences, privileges and restrictions of any series of preferred stock, the number of shares constituting any such series, and the designation thereof. The rights of holders of common stock will be subject to, and may be adversely affected by, the rights of holders of any preferred stock that may be issued in the future.

If we offer preferred stock, a description will be filed with the SEC and the certificate of designation for any series of preferred stock will be described in a prospectus supplement. If so indicated in the prospectus supplement relating to a particular series of preferred stock, the terms of any such series of preferred stock may differ from the terms set forth below. The terms of the preferred stock may include:

•	the title of the series and the number of shares in the series;

•	the price at which the preferred stock will be offered;

•

the dividend rate or rates or method of calculating the rates, the dates on which the dividends will be payable, whether or not dividends will be cumulative or noncumulative and, if cumulative, the dates from which dividends on the preferred stock being offered will cumulate;

•	the voting rights, if any, of holders of shares of the preferred stock being offered;

•	the provisions for a sinking fund, if any, and the provisions for redemption, if applicable, of the preferred stock being offered;

•	the liquidation preference per share;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into our common stock, including the conversion price, or the manner of calculating the conversion price, and the conversion period;

•

the terms and conditions, if applicable, upon which the preferred stock being offered will be exchangeable for debt securities, including the exchange price, or the manner of calculating the exchange price, and the exchange period;

•	any listing of the preferred stock being offered on any securities exchange;

•	whether interests in the shares of the series will be represented by depositary shares;

•	the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs;

•

any limitations on the issuance of any class or series of preferred stock ranking senior or equal to the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or the winding up of our affairs; and

•	any additional rights, preferences, qualifications, limitations and restrictions of the series.

Upon issuance, the shares of preferred stock will be fully paid and nonassessable, which means that holders thereof will have paid their purchase price in full and we may not require them to pay additional funds. Holders of preferred stock will not have any preemptive rights.

The transfer agent and registrar for the preferred stock will be identified in the applicable prospectus supplement.

Depositary Shares

We may, at our option, elect to offer fractional shares of preferred stock, rather than full shares of preferred stock. If we do, we will issue to the public receipts for depositary shares, and each of these depositary shares will represent a fraction of a share of a particular series of preferred stock.

Description of Depositary Shares

The shares of any series of preferred stock underlying the depositary shares will be deposited under a deposit agreement between us and a bank or trust company selected by us to be the depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, in proportion to the applicable fractional interest in shares of preferred stock underlying that depositary share, to all the rights and preferences of the preferred stock underlying that depositary share.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement. Depositary receipts will be issued to those persons who purchase the fractional interests in the preferred stock underlying the depositary shares, in accordance with the terms of the offering. The following summary of the deposit agreement, the depositary shares and the depositary receipts is not complete. You should refer to the forms of the deposit agreement and depositary receipts that may be filed as exhibits to the registration statement in the event we issue depositary shares.

Dividends and Other Distributions

The depositary will distribute all cash dividends or other cash distributions received in respect of the preferred stock to record holders of depositary shares relating to that preferred stock in proportion to the number of depositary shares owned by those holders.

If there is a distribution other than in cash, the depositary will distribute property received by it to record holders of depositary shares that are entitled to receive the distribution, unless the depositary determines that it is not feasible to make the distribution. If this occurs, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the applicable holders.

Redemption of Depositary Shares

If a series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the depositary resulting from the redemption, in whole or in part, of that series of preferred stock held by the depositary. The redemption price per depositary share will be equal to the applicable fraction of the redemption price per share payable with respect to that series of the preferred stock. Whenever we redeem shares of preferred stock that are held by the depositary, the depositary will redeem, as of the same redemption date, the number of depositary shares representing the shares of preferred stock so redeemed. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or pro rata as determined by the depositary.

After the date fixed for redemption, the depositary shares called for redemption will no longer be outstanding, and all rights of holders of those depositary shares will cease, except the right to receive any money, securities, or other property upon surrender to the depositary of the depositary receipts evidencing those depositary shares.

Voting the Preferred Stock

Upon receipt of notice of any meeting at which holders of preferred stock are entitled to vote, the depositary will mail the information contained in the notice of meeting to record holders of the depositary shares underlying that preferred stock. Each record holder of those depositary shares on the record date (which will be the same date as the record date for the preferred stock) will be entitled to instruct the depositary as to the exercise of the voting rights pertaining to the amount of the preferred stock underlying that holder’s depositary shares. The depositary will try, as far as practicable, to vote the number of shares of preferred stock underlying those depositary shares in accordance with such instructions, and we will agree to take all action which may be deemed necessary by the depositary in order to enable the depositary to do so. The depositary will not vote the shares of preferred stock to the extent it does not receive specific instructions from holders of depositary shares underlying the preferred stock.

Amendment and Termination of the Depositary Agreement

The form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement may be amended at any time by agreement between us and the depositary. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the depositary only if (i) all outstanding depositary shares have been redeemed or (ii) there has been a final distribution of the underlying preferred stock in connection with our liquidation, dissolution or winding up and the preferred stock has been distributed to holders of depositary receipts.

Resignation and Removal of Depositary

The depositary may resign at any time by delivering a notice to us of its election to do so. We may remove the depositary at any time. Any such resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of its appointment. The successor depositary must be appointed within 60 days after delivery of the notice of resignation or removal.

Miscellaneous

The depositary will forward to holders of depository receipts all reports and communications from us that we deliver to the depositary and that we are required to furnish to the holders of the preferred stock.

Neither we nor the depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing our respective obligations under the deposit agreement. Our obligations and those of the depositary will be limited to the performance in good faith of our respective duties under the deposit agreement. Neither we nor the depositary will be obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting preferred stock for deposit, holders of depositary receipts or other persons believed to be competent and on documents believed to be genuine.

Anti-takeover Effects of Certain Provisions of our Certificate of Incorporation and Bylaws, Oklahoma Law and our Rights Plan

Special Meetings. Our bylaws provide that special meetings of our shareholders may be called only by the Chairman of the Board, the President or a majority of the members of the Board of Directors. This provision may make it more difficult for shareholders to take actions opposed by the Board of Directors.

Shareholder Consents. Our bylaws provide that any action required to be taken or which may be taken by holders of our common stock may be effected by a written consent signed by all shareholders. The provisions of the certificate of incorporation and bylaws requiring shareholder action by unanimous written consent could prevent holders of a majority of the voting power of GMX from using the written consent procedure to take shareholder action.

Advance Notice Requirements for Shareholder Proposals and Director Nominations. Our bylaws provide that shareholders seeking to bring business before or to nominate candidates for election as directors at an annual meeting of shareholders must provide timely notice of their proposal in writing to the corporate secretary. With respect to the nomination of directors, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices (i) with respect to an election of directors to be held at an annual meeting of shareholders, not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company and (ii) with respect to an election of directors to be held at a special meeting of shareholders, not earlier than 90 days prior to such special meeting and not later than the close of business on the later of the seventieth day prior to such special meeting or the tenth day following the day on which public announcement of the date of the special meeting is first made. With respect to other business to be brought before an annual meeting of shareholders, to be timely, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not later than 90 days nor more than 120 days prior to the anniversary date of the proxy statement for the immediately preceding annual meeting of shareholders of the company. Our bylaws also specify requirements as to the form and content of a shareholder’s notice. These provisions may preclude shareholders from bringing matters before an annual meeting of shareholders or from making nominations for directors at an annual meeting of shareholders or may discourage or defer a potential acquirer from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of us.

No Cumulative Voting. The Oklahoma General Corporation Act (“OGCA”) provides that shareholders are not entitled to the right to cumulate votes in the election of directors unless our certificate of incorporation provides otherwise. Our certificate of incorporation does not expressly provide for cumulative voting. Under cumulative voting, a minority shareholder holding a sufficient percentage of a class of shares may be able to ensure the election of one or more directors.

Authorized but Unissued Shares. Our amended and restated certificate of incorporation will provide that the authorized but unissued shares of common stock and preferred stock are available for future issuance without shareholder approval, subject to various limitations imposed by the NASDAQ. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could make it more difficult or discourage an attempt to obtain control of our company by means of a proxy contest, tender offer, merger or otherwise.

Amendment of Bylaws. Our certificate of incorporation permits our Board of Directors to adopt, amend and repeal our bylaws. Our bylaws do not permit shareholders to amend the bylaws.

Oklahoma Business Combination Statute. Under the terms of our amended and restated certificate of incorporation and as permitted under the OGCA, we have elected not to be subject to Section 1090.3 of the OGCA. In general this section prevents an “interested shareholder” from engaging in a “business combination” with us for three years following the date the person became an interested shareholder, unless:

•

prior to the date the person became an interested shareholder, our board of directors approved the transaction in which the interested shareholder became an interested shareholder or approved the business combination;

•

upon consummation of the transaction that resulted in the interested shareholder becoming an interested shareholder, the interested shareholder owns stock having at least 85% of all voting power at the time the transaction commenced, excluding stock held by our directors who are also officers and stock held by certain employee stock plans; or

•

on or subsequent to the date of the transaction in which the person became an interested shareholder, the business combination is approved by our board of directors and authorized at a meeting of shareholders by the affirmative vote of the holders of two-thirds of all voting power not attributable to shares owned by the interested shareholder.

An “interested shareholder” is defined, generally, as any person that owns stock having 15% or more of all of our voting power, any person that is an affiliate or associate of us and owned stock having 15% or more of all of our voting power at any time within the three-year period prior to the time of determination of interested shareholder status, and any affiliate or associate of such person.

A “business combination” includes:

•	any merger or consolidation involving us and an interested shareholder;

•	any sale, lease, exchange, mortgage, pledge, transfer or other disposition to or with an interested shareholder of 10% or more of our assets;

•	subject to certain exceptions, any transaction that results in the issuance or transfer by us of any of our stock to an interested shareholder;

•	any transaction involving us that has the effect of increasing the proportionate share of the stock of any class or series or voting power owned by the interested shareholder;

•	the receipt by an interested shareholder of any loans, guarantees, pledges or other financial benefits provided by or through us; or

•	any share acquisition by the interested shareholder pursuant to Section 1090.1 of the OGCA.

Because we have opted out of this Oklahoma anti-takeover law, any interested shareholder could pursue a business combination transaction that is not approved by our board of directors.

Oklahoma Control Share Statute. Under the terms of our certificate of incorporation and as permitted under the OGCA, we will elect not to be subject to Sections 1145 through 1155 of the OGCA, Oklahoma’s control share acquisition statute. In general, Section 1145 of the OGCA defines “control shares” as our issued and outstanding shares that, in the absence of the Oklahoma control share statute, would have voting power, when added to all of our other shares that are owned, directly or beneficially, by an acquiring person or over which the acquiring person has the ability to exercise voting power, that would entitle the acquiring person, immediately after the acquisition of the shares to exercise, or direct the exercise of, such voting power in the election of directors within any of the following ranges of voting power:

•	one-fifth (1/5) or more but less than one-third (1/3) of all voting power;

•	one-third (1/3) or more but less than a majority of all voting power; or

•	a majority of all voting power.

A “control share acquisition” means the acquisition by any person of ownership of, or the power to direct the exercise of voting power with respect to, “control shares.” After a control share acquisition occurs, the acquiring person is subject to limitations on the ability to vote such control shares. Specifically, Section 1149 of the OGCA provides that under most control share acquisition scenarios, “the voting power of control shares having voting power of one-fifth (1/5) or more of all voting power is reduced to zero unless the shareholders of the issuing public corporation approve a resolution . . . according the shares the same voting rights as they had before they became control shares.” Section 1153 of the OGCA provides the procedures for obtaining shareholder consent of a resolution of an “acquiring person” to determine the voting rights to be accorded the shares acquired or to be acquired in the control share acquisition.

Because we have opted out of the Oklahoma control share statute, any shareholder holding control shares will have the right to vote his or its shares in full in the election of directors.

Rights Plan. In May 2005 our shareholders approved the principal terms of a rights plan (the “Rights Plan”) and we entered into a rights agreement with UMB Bank, n.a. and we declared a dividend of one preferred share purchase right (a “Right”) for each outstanding share of common stock. The Rights trade with, and are inseparable from, our common stock. The Rights are evidenced only by the certificates that represent shares of common stock. New Rights accompany any new shares of common stock we issue after May 31, 2005.

The Rights Plan is designed to ensure that all of our shareholders receive fair and equal treatment in the event of any proposed takeover of the Company and to deter potential abusive tactics to gain control of the Company without paying a fair price to all of our shareholders. The Rights are intended to enable all of our shareholders to realize the long-term value of their investment in the Company. The Rights will not prevent a takeover, but should encourage anyone seeking to acquire us to negotiate with the Board of Directors prior to attempting a takeover.

The Rights generally will be exercisable only if a person or group acquires 20% or more of our common stock or commences a tender offer, the consummation of which would result in ownership by a person or group of 20% or more of the common stock. However, Ken L. Kenworthy, Jr., our Chief Executive Officer, and his wife, Karen M. Kenworthy, who collectively currently own approximately 20% of the Company’s outstanding common stock, will not render the Rights exercisable unless they collectively own more than 30% of our common stock.

If a person or group acquires 20% or more of our outstanding common stock, each Right will entitle its holder (other than such person or members of such group) to purchase, at the Right’s then-current exercise price, which is initially $65.00, a number of our common shares having a market value of twice such price. In addition, if we are acquired in a merger or other business combination transaction after a person has acquired 20% or more of our outstanding common stock, each Right will entitle its holder to purchase, at the Right’s then-current exercise price, a number of the acquiring company’s common shares having a market value of twice such price. The acquiring person will not be entitled to exercise these Rights.

Prior to the acquisition by a person or group of beneficial ownership of 20% or more of our common stock, the Rights are redeemable for one cent per Right at the option of the Board of Directors. The Rights expire on June 1, 2015.

The terms of the Rights Plan may be amended, or the Rights Plan may be terminated, by our Board of Directors without the consent of the holders of the Rights. After a person or group becomes an Acquiring Person, our Board of Directors may not terminate the Rights Plan or amend the Rights Plan in a way that adversely affects holders of the Rights.

Transfer Agent and Registrar

The transfer agent and registrar for our common stock is UMB Bank, n.a.

DESCRIPTION OF WARRANTS

We may issue warrants to purchase debt or equity securities. We may issue warrants independently or together with any offered securities. The warrants may be attached to or separate from those offered securities. We may issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement.

The prospectus supplement relating to any warrants that we may offer will contain the specific terms of the warrants. These terms may include the following:

•	the title of the warrants;

•	the designation, amount and terms of the securities for which the warrants are exercisable;

•	the designation and terms of the other securities, if any, with which the warrants are to be issued and the number of warrants issued with each other security;

•	the price or prices at which the warrants will issued;

•	the aggregate number of warrants;

•	any provisions for adjustment of the number of amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

•	the price or prices at which the securities purchasable upon exercise of the warrants may be purchased;

•	if applicable, the date on and after which the warrants and the securities purchasable upon exercise of the warrants will be separately transferable;

•	the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

•	the maximum or minimum number of warrants that may be exercised at any time;

•	information with respect to book-entry procedures, if any; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

Further terms of the warrants and the applicable warrant agreement will be set forth in the applicable prospectus supplement.

DESCRIPTION OF UNITS

As specified in the applicable prospectus supplement, we may issue units consisting of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares or warrants or any combination of such securities, including guarantees of any securities.

The applicable prospectus supplement will specify the following terms of any units in respect of which this prospectus is being delivered:

•

the terms of the units and of any of the debt securities, common stock, preferred stock, depositary shares, warrants and guarantees comprising the units, including whether and under what circumstances the securities comprising the units may be traded separately;

•	a description of the terms of any unit agreement governing the units; and

•	a description of the provisions for the payment, settlement, transfer or exchange of the units.

PLAN OF DISTRIBUTION

We may sell securities pursuant to this prospectus (a) through underwriters or dealers, (b) through agents, (c) directly to one or more purchasers or (d) through a combination of any such methods of sale. The prospectus supplement relating to any offering of securities may include the following information:

•	the terms of the offer;

•	the names of any underwriters, dealers or agents;

•	the name or names of any managing underwriter or underwriters;

•	the purchase price of the securities from us;

•	the net proceeds to us from the sale of the securities;

•	any delayed delivery arrangements;

•	any underwriting discounts, commissions or other items constituting underwriters’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any commissions paid to agents.

Sales Through Underwriters or Dealers

If we use underwriters in the sale, the underwriters will acquire the securities for their own accounts. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Underwriters may offer securities to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. Unless we inform you otherwise in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the offered securities if they purchase any of them. The underwriters may change from time to time any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers.

During and after an offering through underwriters, the underwriters may purchase and sell the securities in the open market. These transactions may include overallotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the offering. The underwriters may also impose a penalty bid, which means that selling concessions allowed to syndicate members or other broker-dealers for the offered securities sold for their account may be reclaimed by the syndicate if the offered securities are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the offered securities, which may be higher than the price that might otherwise prevail in the open market. If commenced, the underwriters may discontinue these activities at any time.

If we use dealers in the sale of securities, we will sell the securities to them as principals. They may then resell those securities to the public at varying prices determined by the dealers at the time of resale.

Direct Sales and Sales Through Agents

We may sell the securities directly. In this case, no underwriters or agents would be involved. We may sell securities upon the exercise of rights that we may issue to our securityholders. We may also sell the securities directly to institutional investors or others who may be deemed to be underwriters within the meaning of the Securities Act with respect to any sale of those securities.

We may sell the securities through agents we designate from time to time. Unless we inform you otherwise in the prospectus supplement, any agent will agree to use its reasonable best efforts to solicit purchases for the period of its appointment.

General Information

Underwriters, dealers and agents that participate in the distribution of our securities may be underwriters as defined in the Securities Act, and any discounts or commissions they receive and any profit they make on the resale of the offered securities may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in a prospectus supplement. We may indemnify, underwriters, dealers and agents against certain civil liabilities, including liabilities under the Securities Act, or make contributions to payments they may be required to make relating to those liabilities. Our underwriters, dealers, and agents, or their affiliates, may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.

Each series of securities offered by this prospectus may be a new issue of securities with no established trading market. Any underwriters to whom securities offered by this prospectus are sold by us for public offering and sale may make a market in the securities offered by this prospectus, but the underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of the trading market for any securities offered by this prospectus.

Representatives of the underwriters through whom our securities are sold for public offering and sale may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the offered securities so long as the stabilizing bids do not exceed a specified maximum.

Syndicate covering transactions involve purchases of the offered securities in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the representative of the underwriters to reclaim a selling concession from a syndicate member when the offered securities originally sold by such syndicate member are purchased in a syndicate covering transaction to cover syndicate short positions. Such stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the offered securities to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on a national securities exchange and, if commenced, may be discontinued at any time. Underwriters, dealers and agents may be customers of, engage in transactions with or perform services for, us and our subsidiaries in the ordinary course of business.

LEGAL MATTERS

Certain legal matters in connection with the securities offered pursuant to this prospectus will be passed upon by Crowe & Dunlevy, A Professional Corporation, Oklahoma City, OK. Underwriters, dealers and agents, if any, who we will identify in a prospectus supplement, may have their counsel pass upon certain legal matters in connection with the securities offered by this prospectus.

EXPERTS

Our consolidated financial statements as of December 31, 2005 and December 31, 2004 and for the years ended December 31, 2005 and December 31, 2004, incorporated by reference in this prospectus have been audited by Smith, Carney & Co., p.c., an independent registered public accounting firm, as stated in their report appearing herein, and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

The historical reserve information prepared by Sproule Associates Inc. incorporated by reference in this prospectus has been included herein in reliance upon the authority of such firm as experts with respect to matters contained in such reserve reports.

                     Shares

Common Stock

Prospectus Supplement

Jefferies & Company

February     , 2008